Exhibit 2.12

AGREEMENT AND PLAN OF MERGER

by and among

VIREO GROWTH INC.,

SIMPLE MERGER SUB INC.,

EAZE INC.,

and

FOUNDERSJT LLC,

AS THE STOCKHOLDER REPRESENTATIVE

Dated as of December 22, 2025

Table of Contents

Page

Article I. Definitions2

Article II. The Merger24

Section 2.01 The Merger24

Section 2.02 Closing24

Section 2.03 Closing Deliverables25

Section 2.04 Effective Time27

Section 2.05 Effects of the Merger27

Section 2.06 Certificate of Incorporation; By-laws27

Section 2.07 Directors and Officers28

Section 2.08 Effect of the Merger on Capital Stock28

Section 2.09 Reserved29

Section 2.10 Dissenting Shares29

Section 2.11 Surrender and Payment30

Section 2.12 Reserved30

Section 2.13 No Further Ownership Rights in Company Stock31

Section 2.14 Adjustments31

Section 2.15 Withholding Rights31

Section 2.16 Lost Certificates32

Section 2.17 Closing Merger Consideration and Closing Share Payment Adjustment32

Section 2.18 Consideration Spreadsheet35

Section 2.19 Earn-Out36

Section 2.20 Parent Shares39

Section 2.21 Intended U.S Tax Treatment41

Article III. Representations and Warranties of the Company41

Section 3.01 Organization and Qualification of the Company Entities42

Section 3.02 Authority; Board Approval42

Section 3.03 No Conflicts; Consents43

Section 3.04 Capitalization44

Section 3.05 No Subsidiaries45

Section 3.06 Financial Statements45

Section 3.07 Undisclosed Liabilities45

Section 3.08 Absence of Certain Changes, Events and Conditions46

Section 3.09 Material Contracts48

Section 3.10 Title to Assets; Real Property49

Section 3.11 Condition and Sufficiency of Assets51

Section 3.12 Intellectual Property51

Section 3.13 Inventory54

Section 3.14 Accounts Receivable54

Section 3.15 Customers and Suppliers55

Section 3.16 Insurance55

i

Section 3.17 Legal Proceedings; Governmental Orders56

Section 3.18 Compliance With Laws; Permits56

Section 3.19 Environmental Matters57

Section 3.20 Employee Benefit Matters58

Section 3.21 Employment Matters61

Section 3.22 Taxes64

Section 3.23 Books and Records66

Section 3.24 Related Party Transactions66

Section 3.25 Brokers67

Section 3.26 Securities Law Matters67

Section 3.27 Stockholder Sophistication67

Section 3.28 No Other Representations and Warranties67

Article IV. Representations and Warranties of Parent and Merger Sub67

Section 4.01 Organization and Authority of Parent and Merger Sub67

Section 4.02 No Conflicts; Consents68

Section 4.03 No Prior Merger Sub Operations69

Section 4.04 Brokers69

Section 4.05 Legal Proceedings69

Section 4.06 Capitalization69

Section 4.07 Financial Statements69

Section 4.08 Absence of Parent Material Adverse Effect70

Section 4.09 Compliance With Laws70

Section 4.10 Securities Law Matters70

Section 4.11 Taxes71

Section 4.12 No Other Representations and Warranties71

Section 4.13 Acknowledgement and Representations by Parent71

Article V. Covenants72

Section 5.01 Reasonable Commercial Efforts72

Section 5.02 Conduct of Business Prior to the Closing73

Section 5.03 Access to Information74

Section 5.04 No Solicitation of Other Bids74

Section 5.05 Stockholders Consent75

Section 5.06 Notice of Certain Events75

Section 5.07 Resignations76

Section 5.08 Governmental Approvals and Consents76

Section 5.09 Directors’ and Officers’ Indemnification and Insurance77

Section 5.10 Public Announcements79

Section 5.11 Union Matters79

Section 5.12 Regulatory Consents79

Section 5.13 Termination of Equity Incentive Plan and Company Options79

Section 5.14 RSU Grants.80

Section 5.15 Further Assurances80

Section 5.16 Takeover Statutes81

Section 5.17 Section 280G81

Section 5.18 Financial Statements; SEC Reporting Cooperation.81

Article VI. Tax Matters83

Section 6.01 Tax Covenants and Transfer Taxes83

Section 6.02 Termination of Existing Tax Sharing Agreements83

Section 6.03 Tax Indemnification83

Section 6.04 Tax Returns84

Section 6.05 Straddle Period85

Section 6.06 Contests86

Section 6.07 Cooperation and Exchange of Information86

Section 6.08 Reserved86

Section 6.09 Reserved86

Section 6.10 Survival87

Section 6.11 Precedence87

Section 6.12 Refunds87

Section 6.13 Prohibited Actions88

Section 6.14 Cash Limitation88

Article VII. Reserved88

Article VIII. Conditions to Closing88

Section 8.01 Conditions to Obligations of All Parties88

Section 8.02 Conditions to Obligations of Parent and Merger Sub89

Section 8.03 Conditions to Obligations of the Company90

Article IX. Indemnification91

Section 9.01 Survival91

Section 9.02 Indemnification By Stockholders92

Section 9.03 Indemnification By Parent93

Section 9.04 Certain Limitations93

Section 9.05 Indemnification Procedures95

Section 9.06 Setoff97

Section 9.07 Payments; Recovery98

Section 9.08 Tax Treatment of Indemnification Payments98

Section 9.09 Effect of Investigation99

Section 9.10 Exclusive Remedies99

Article X. Termination99

Section 10.01 Termination99

Section 10.02 Effect of Termination100

Article XI. Miscellaneous101

Section 11.01 Stockholder Representative101

Section 11.02 Expenses103

Section 11.03 Notices103

Section 11.04 Interpretation104

Section 11.05 Headings104

Section 11.06 Severability105

Section 11.07 Entire Agreement105

Section 11.08 Successors and Assigns105

Section 11.09 No Third-party Beneficiaries105

Section 11.10 Amendment and Modification; Waiver105

Section 11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial106

Section 11.12 Specific Performance106

Section 11.13 Counterparts107

Section 11.14 Federal Cannabis Laws107

Section 11.15 Regulatory Compliance107

Section 11.16 Privileged Matters108

Section 11.17 Disclosure Schedule109

EXHIBITS

Exhibit ASpecific Accounting Principles

Exhibit BAdjusted EBITDA Worksheet

Exhibit CClosing Merger Consideration Worksheet

Exhibit DHistorical Accounting Principles Exceptions

Exhibit EPayoff Indebtedness
Exhibit F Form of Lock-Up Letter

Exhibit G Form of Investor Rights Agreement

Exhibit HForm of Amended and Restated Articles of Incorporation of the Surviving Corporation

Exhibit I Form of Letter of Transmittal

Exhibit JInventory Accounting Principles

DISCLOSURE SCHEDULES

v

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER ANY STATE CANNABIS LAWS (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, AND ANY AMENDMENT OR REPLACEMENT ACT, RULES OR REGULATIONS, THE “ACT”); THE GUIDANCE OR INSTRUCTIONS OF ANY APPLICABLE STATE, PROVINCIAL OR OTHER GOVERNING REGULATORY BODY (TOGETHER WITH ANY SUCCESSOR OR REGULATOR WITH OVERLAPPING JURISDICTION, EACH, A “REGULATOR”); OR THE POLICIES OR INSTRUCTIONS OF ANY APPLICABLE STOCK EXCHANGE. SECTION 11.15 OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND ANY REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 11.15.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 22, 2025, is entered into by and among Vireo Growth Inc., a British Columbia corporation (“Parent”), Simple Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Eaze Inc., a Delaware corporation (the “Company”), and FoundersJT LLC, solely in its capacity as representative, agent and attorney-in-fact of the Stockholders (the “Stockholder Representative”).

RECITALS

WHEREAS, Merger Sub is a wholly owned subsidiary of Parent that was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), the parties intend that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the parties intend that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its Stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Stockholders;

WHEREAS, the board of directors of Parent has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent and its subsidiaries (other than Merger Sub, prior to the Closing, and the Company Entities, following the Closing) are not directly assuming any liabilities or indebtedness, or obligations of the Company or Stockholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means (i) the specific terms and definitions in this Agreement and the specific policies, terms and matters set forth on Exhibit A, (ii) to the extent not inconsistent with the foregoing clause (i), the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies of the Company Entities that were used in the preparation of the Financial Statements for the year of 2025, and (iii) to the extent not addressed in the foregoing clauses (i) or (ii), GAAP as of the Closing Date. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).
“Accrued Payroll” means the aggregate amount of wages, commissions, bonuses, fees, employer-paid insurance premiums, employer contributions and other compensation and payroll-related expenses of the Company Entities that are earned or otherwise incurred in the seven (7) calendar days prior to the Closing Date less the amount of any payments actually made in respect of such expenses in the seven (7) calendar days prior to the Closing Date.
“Act” has the meaning set forth in Section 11.15.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Closing Merger Consideration” means the amount of the Closing Merger Consideration as calculated and finally determined in accordance with Sections 2.17(b) and (c).
“Adjusted EBITDA” means (a) the consolidated net income (or loss) from operations of the Company (or the Surviving Corporation as applicable), plus (b) if and to the extent deducted in the calculation of consolidated net income (or loss) for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) any intercompany costs and expenses, corporate overhead allocations and similar items between the Company Entities and Parent and its Affiliates (other than the Company Entities) if the items creating such costs, expenses, allocations or similar items were not requested or consented to by the Company Entities or if such items were allocated or incurred otherwise not consistent with or in compliance with Section 2.19(d), (v) losses and expenses related to dispositions of assets not in the Ordinary Course of Business, (vi) non-cash write-downs of assets, and (vii) stock-based compensation expenses and Transaction Expenses less (c) any cash payments including interest expenses for rent and/or leases not otherwise expensed in operating expenses or cost of goods sold, less (d) any cash payments for Capitalized Software Costs not otherwise expensed in operating expenses or cost of goods sold, less (e) if and to the extent included in the calculation of consolidated net income (or loss) for such period, (i) any interest income, (ii) gain relating to any dispositions of assets not in the Ordinary Course of Business, and (iii) non-cash write-ups of assets, in the case of each of the foregoing in clauses (a) through (e), for such period and as determined in accordance with the Earn-Out Accounting Principles. Exhibit B, which is included solely for illustrative purposes, sets forth an illustrative calculation of Adjusted EBITDA (the “Adjusted EBITDA Worksheet”).
“Adjusted EBITDA Worksheet” has the meaning set forth in definition of “Adjusted EBITDA.”
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“AICPA” means the American Institute of Certified Public Accountants.
“Ancillary Documents” means: (a) the Lock-Up Letters, (b) the Escrow Agreement, (c) the Letters of Transmittal, (d) the Investor Rights Agreement, (e) the Written Consent and (f) each other agreement, instrument or document entered into or required to be delivered in connection with the transactions contemplated hereby and thereby.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Consideration” means $47,040,000.
“Benefit Plan” has the meaning set forth in Section 3.20(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.
“Cannabis Consents” means any and all consents, approvals, clearances, orders or authorizations of, or registrations, declarations or filings with, notices to, or other requirements of any Governmental Authority or under any Permit held by the Company Entities in connection with the business of the Company Entities in the cannabis industry, along with all related filings, processing fees or administrative payments required by each applicable Governmental Authority.
“Cannabis Licenses” means any and all Permits required to be obtained from any Governmental Authority for the operation of any cannabis establishment, including a cannabis cultivation facility, a cannabis retail store, a cannabis production facility, a cannabis distributor, a cannabis delivery service, or a cannabis consumption lounge. For avoidance of doubt, Cannabis Licenses shall include the State Licenses.
“Cap” has the meaning set forth in Section 9.04(a).
“Capitalized Software Costs” shall mean all costs including but not limited to wages, salaries and compensations for internally developed software and technology.
“Cash” means cash and cash equivalents (including short-term investments convertible to cash in no more than ten (10) calendar days) calculated in accordance with the Accounting Principles.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Certificate” has the meaning set forth in Section 2.11(b).
“Certificate of Merger” has the meaning set forth in Section 2.04.
“Class A Common Stock” has the meaning set forth in the definition of “Company Common Stock”.
“Class B Common Stock” has the meaning set forth in the definition of “Company Common Stock”.
“Closing” has the meaning set forth in Section 2.02.

“Closing Cash” means an amount of Cash (to the extent then held by the Company Entities) equal to (a) the Minimum Cash Amount, plus (b) such amount of excess unrestricted Cash held by the Company Entities as of the Closing Date, which amounts, or any portion thereof, may be contributed by the Company, at the Company’s option, as additional Cash at Closing and which amounts would be as set forth on a “Closing Cash Schedule” delivered by Company to Parent at least three (3) days prior to Closing.
“Closing Certificate” means a certificate executed by the Chief Executive Officer or another duly authorized officer of each of the Company Entities certifying on behalf of each of the Company Entities, as of the Closing Date, (a) an itemized list of all outstanding Closing Indebtedness and the Person to whom such outstanding Closing Indebtedness is owed and an aggregate total of such outstanding Closing Indebtedness, (b) the amount of Transaction Expenses remaining unpaid as of the Closing (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed), (c) the Estimated Closing Statement, and that the Estimated Closing Statement was prepared in all material respects in accordance with the Accounting Principles, (d) the Inventory Statement, and that the Inventory Statement was prepared in all material respects in accordance with Section 2.17(a)(ii) and (e) the Consideration Spreadsheet.
“Closing Date” has the meaning set forth in Section 2.02.
“Closing Indebtedness” means, subject to the limitations set forth in the definition of “Indebtedness,” the aggregate amount of any unpaid Indebtedness of the Company Entities remaining as of the Closing (other than, and without duplication of, the Payoff Indebtedness and amounts included in Current Liabilities that are taken into account in the calculation of the Closing Working Capital).
“Closing Merger Consideration” means the sum of:
(a)the Base Consideration, plus
(b)the Closing Cash, less
(c)the amount of Closing Indebtedness, less
(d)the amount of any unpaid Pre-Closing Taxes (other than the amount of any such unpaid Pre-Closing Taxes that are federal, state and local sales, excise and use Taxes; provided, that the amount of such federal, state and local, sales, excise and use Taxes that would otherwise be included in Pre-Closing Taxes will be calculated and agreed upon by the parties or otherwise determined in accordance with Section 2.17) that are due and owing as of the Closing, less
(e)the amount of any unpaid Transaction Expenses, plus

(f)the amount by which Closing Working Capital exceeds the Target Working Capital or minus the amount by which Closing Working Capital is less than the Target Working Capital.

“Closing Merger Consideration Worksheet” means the illustrative calculation of the Closing Merger Consideration set forth on Exhibit C, which is included solely for illustrative purposes.

“Closing RSU Grants” has the meaning set forth in Section 5.14(a).

“Closing RSU Grant Award Agreement” has the meaning set forth in Section 5.14(a).

“Closing Share Payment” means a number of Parent Shares equal to (a) the quotient of (i) the Estimated Closing Merger Consideration, divided by (ii) the Closing Share Price, less (b) the Escrow Shares.
“Closing Share Price” means $0.56.
“Closing Working Capital” means: (a) the consolidated Current Assets of the Company Entities, less (b) the consolidated Current Liabilities of the Company Entities, determined as of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Auditor” means Hill, Barth & King LLC dba HBK CPAs & Consultants.
“Company Board” has the meaning set forth in the recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.02(b).
“Company Charter Documents” has the meaning set forth in Section 3.03.
“Company Common Stock” means the (a) Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), and (b) Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock”), of the Company.
“Company Entities” means, collectively, the Company (or, after the Closing, the Surviving Corporation), Eaze Florida LLC, Eaze Colorado LLC, Eaze California LLC, Green Dragon Florida, LLC, Choice Organics, Inc., DPC Denver, LLC, DPM Colorado, LLC, DP Retail 100 LLC, DP Retail 101 LLC, DP Retail 102 LLC, DP Retail 103 LLC, DP Retail 104 LLC, DP Retail 105 LLC, DP Retail 106 LLC, DP Retail 107 LLC, DP Retail 109 LLC, DP Retail 110 LLC, DP Retail 111 LLC,  DP Retail 112 LLC, DP Retail 113 LLC, DP Retail 114 LLC, DP Retail 115 LLC, DP Retail 117 LLC, Budget King, LLC, Clearlake Growth Fund II, Inc., Hometown Heart, Inc., Healthy Healing Holistic Options, Inc., and ECSD Management, LLC.

“Company Incentive Plan” has the meaning set forth in Section 5.13.
“Company Intellectual Property” means all Intellectual Property that is owned or held for use by any Company Entity.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to any Company Entity in the Ordinary Course of Business.
“Company IP Registrations” means all Company Intellectual Property which is registered or for which an application for registration has been filed by any Company Entity, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company Entities.
“Company Option” means any option, restricted stock unit, stock appreciation right, or similar award or grant to purchase or acquire shares of the Company’s capital stock (including the Company Stock) or whose value is otherwise measured based upon value of shares of the Company’s capital stock, awarded and outstanding as of immediately prior to the Closing Date, including pursuant to the Company Incentive Plan.
“Company Preferred Stock” means the (a) Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), and (b) Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), of the Company.
“Company Stock” means, collectively, the Company Common Stock and Company Preferred Stock.
“Consideration Spreadsheet” has the meaning set forth in Section 2.18(a).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Counsel” has the meaning set forth in Section 11.16(a).
“Current Assets” means, on a consolidated basis, accounts receivable, Inventory, prepaid expenses and other current assets of the Company Entities, but excluding (a) Cash (including restricted cash), (b) the portion of any prepaid expense of which the Company Entities will not receive the benefit following the Closing, (c) Tax assets and deferred Tax assets, (d) the current portion of any intercompany receivables, and (e) the current portion of any lease assets and rights of use, each determined in accordance with the Accounting Principles. For purposes of this definition, Inventory shall be determined in accordance with the definition of “Inventory” in this Agreement and the Inventory Accounting Principles. For the avoidance of doubt, for purposes of this definition, Inventory shall include only final packaged products that are no more than ninety (90) days old from the date of production and packaging completion, and from the date of purchase from third-party suppliers.
“Current Liabilities” means, on a consolidated basis, accounts payable, accrued expenses (excluding Accrued Payroll), Accrued Payroll, and other current liabilities of the Company Entities, but excluding (a) Tax liabilities and deferred Tax liabilities, (b) the current portion of any lease liabilities, (c) the current portion of any intercompany payables, (d) Transaction Expenses, and (e) the current portion of any other Indebtedness of the Company Entities, including Closing Indebtedness, each determined in accordance with the Accounting Principles.
“D&O Claim” has the meaning set forth in 5.09(b).
“D&O Indemnified Party” has the meaning set forth in Section 5.09(a).
“D&O Indemnifying Parties” has the meaning set forth in 5.09(b).
“D&O Tail Policy” has the meaning set forth in Section 5.09(c).
“Deductible” has the meaning set forth in Section 9.04(a).
“Direct Claim” has the meaning set forth in Section 9.05(c).
“DGCL” has the meaning set forth in the recitals.
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).
“Dissenting Shareholder(s)” has the meaning set forth in Section 2.10.
“Dissenting Shares” has the meaning set forth in Section 2.10.
“Dollars” or “$” means the lawful currency of the United States; unless otherwise expressly set forth in this Agreement, any amounts referred to herein, or for any calculations hereunder, that rely upon or reference amounts in Canadian dollars shall be converted to United States Dollars for the purposes hereof, based on the exchange rate posted by the Bank of Canada on the trading day preceding the applicable date of such amount or calculation, to ensure that such amounts or calculations are determined or calculated on a consistent basis hereunder.

“Downward Adjustment Amount” has the meaning set forth in Section 2.17(d)(ii).
“Earn-Out Accounting Principles” means (i) the specific terms and definitions (including Adjusted EBITDA) in this Agreement, and (ii) to the extent not inconsistent with the foregoing clause (i), GAAP.
“Earn-Out Amount” means the sum of the following, to the extent a positive amount, calculated in accordance with the Earn-Out Accounting Principles:
(a)the product of 3.84 multiplied by the following (which may be a positive or negative number):
(i)the greater of (A) the trailing twelve (12) month Adjusted EBITDA for the twelve full calendar months ending December 31, 2026, and (B) the trailing nine (9) month Adjusted EBITDA for the last nine (9) months of calendar year 2026, such amount annualized to reflect a full 12-month period, minus

(ii)the Closing Merger Consideration,

plus

(b)Parent’s reasonable estimate (based on its year-end tax provision) of the income tax benefit to Parent from the Company Entities’ net operating loss carryforwards for income tax purposes from prior to the Closing that Parent expects to utilize on Parent’s income tax return for the 2026 taxable year to reduce its cash tax liability for such taxable year (as determined on a with and without basis) (“Utilized Net Operating Losses”), minus

(c)subject to Section 2.19(d), the aggregate amount of any Post-Closing Debt,

minus

(d)the amount of the federal, state and local sales, excise, and use Taxes that were calculated and determined as described in clause (d) of the definition of Closing Merger Consideration but that were otherwise not included in Pre-Closing Taxes for purposes of the Closing Merger Consideration, minus

(e)the amount, if any, of the portion of the Independent Accountant fees and expenses payable by (but not paid by) the Stockholders under Section 2.19(b)(ii),

plus

(f)the amount of any federal, state and local sales, excise, and use Taxes that are attributable to any period prior to the Closing that were refunded to Parent and/or its Subsidiaries (net of any Taxes and any documented, out-of-pocket expenses of Parent or its Affiliates (including the Surviving Corporation) reasonably incurred to obtain such refund and net of any portion of such refund that is attributable (as determined on a with and without basis) to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit), in each case only to the extent any such net refund amount is equal to or greater than $50,000, minus

(g)any amounts owed as of the Closing under equipment or tangible property leases (excluding real property leases) classified or required to be classified as finance leases under GAAP.

“Earn-Out Period” means the period from and after the Closing through and including December 31, 2026.
“Earn-Out Period Financial Statements” shall have the meaning set forth in Section 2.19(b)(i).
“Earn-Out Share Price” means the greater of (a) $1.05 (as adjusted for stock splits, reverse stock splits and similar matters), provided that, if and to the extent such price would reflect a discount greater than the maximum permitted discount under applicable Exchange policies at the time of pricing, clause (a) shall instead be deemed to equal the minimum price then permitted under such policies, and (b) the twenty (20)-day volume weighted average price of the Parent Shares on the Exchange (converted to United States Dollars based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during such twenty (20)-day period), as reported by Bloomberg Finance L.P. over the twenty (20) consecutive trading day period ending immediately prior to the end of the Earn-Out Period.
“Earn-Out Shares” shall have the meaning set forth in Section 2.19(c).
“Earn-Out Statement” shall have the meaning set forth in Section 2.19(b)(i).
“Effective Time” has the meaning set forth in Section 2.04.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, assignment, option, preemptive purchase right, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of any Company Entity as of (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Company Entity or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means Odyssey Trust Company.
“Escrow Agreement” means an Escrow Agreement, to be dated as of the Closing Date, among Parent, Stockholder Representative and the Escrow Agent, in the form reasonably acceptable to such parties, but which, in any event, shall contemplate an escrow term for the Escrow Shares of eighteen (18) months following Closing (and which shall remain in escrow thereafter with respect to any unresolved claims).
“Escrow Shares” means ten percent (10%) of the aggregate number of Parent Shares issued as part of the Estimated Closing Merger Consideration in connection with Closing.
“Estimated Closing Merger Consideration” has the meaning set forth in Section 2.17(a)(i).
“Estimated Closing Statement” has the meaning set forth in Section 2.17(a)(i).
“Exchange” means the Canadian Securities Exchange (provided, that references herein to trading prices on the Exchange shall, if applicable, be deemed to refer to any successor primary exchange on which Parent chooses to list its Parent Shares, and to the extent such successor exchange is a U.S. exchange, any corresponding references to conversions between Canadian dollars and US dollars will be accordingly ignored for purposes of this Agreement).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 2.11(a).
“Exchange Approval” means the approval by the Exchange of the transactions contemplated by this Agreement, including the listing and posting of all Parent Shares issuable hereunder, subject only to customary post-closing deliverables.
“Excluded Taxes” means any Taxes treated as a Liability taken into account as a reduction to the calculation of the Total Merger Consideration or otherwise taken into account as a reduction to the calculation of the Total Merger Consideration.
“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3 and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and

1960 and the regulations and rules promulgated under any of the foregoing, as the same may be amended or supplemented after the date of this Agreement.
“Final Closing Statement” has the meaning set forth in Section 2.17(b).
“Financial Statements” has the meaning set forth in Section 3.06.
“Fraud” means actual and intentional common law fraud under Delaware law.
“Fundamental Representations” has the meaning set forth in Section 9.01.
“GAAP” means the generally accepted accounting standards in the United States.
“Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government or political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction, including, for greater certainty the Exchange. Without limiting the foregoing, “Governmental Authority” includes: (a) any cannabis licensing or regulatory authority with jurisdiction over cannabis operations, including, as applicable, the Colorado Department of Revenue, Marijuana Enforcement Division (MED), the California Department of Cannabis Control (DCC), and the Florida Department of Health, including the Office of Medical Marijuana Use (OMMU), and any successors or delegated authorities; and (b) any public safety or code enforcement authority with overlapping jurisdiction, including any fire department or fire marshal, building department, health department, planning or zoning authority, and any law enforcement agency or police department, in each case having jurisdiction over the applicable premises, operations, personnel, transportation, security, safety, or compliance matters.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly fluoroalkyl substances.
“Historical Accounting Principles” means with respect to the Financial Statements, GAAP, applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes, and except for the consistently applied deviations from GAAP described on Exhibit D.
“Incentive RSU Grant Award Agreement” has the meaning set forth in Section 5.14(b).

“Incentive RSU Grant Recipients” has the meaning set forth in Section 5.14(b).
“Incentive RSU Grants” has the meaning set forth in Section 5.14(b).
“Indebtedness” means, without duplication for any obligations which are already reflected in the Pre-Closing Taxes, Transaction Expenses, Current Liabilities or any other reduction to Closing Merger Consideration, with respect to any Person (without duplication), (a) all obligations of such Person for borrowed money, including all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, except for any intercompany indebtedness between or among Company Entities directly or indirectly wholly owned by the Company, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of the Person’s business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (d) except for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (e) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent drawn), (f) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, (g) any off balance sheet financing (but excluding all leases that would be recorded under GAAP as operating leases), (h) any earnout or other such similar contingent payment liabilities (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent no longer contingent or to the extent then due and payable), (h) any liabilities or obligations to current or former holders of equity securities in respect of dividends or other distributions, (i) the amount of any Taxes owed to a taxing authority under any closing agreement, payment plan, or similar arrangement, whether or not due or payable as of  Closing, and (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (i) above of any other Person (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent any such guarantee has been drawn or funded).
“Indemnified Party” has the meaning set forth in Section 9.05.
“Indemnified Taxes” has the meaning set forth in Section 6.03.
“Indemnifying Party” has the meaning set forth in Section 9.05.
“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).
“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, design patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights (registered and unregistered) and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof, whether or not Copyrights; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.
“Intended Tax Treatment” has the meaning set forth in Section 2.21.
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“Inventory” means all inventory, using the First-in-First-Out method of inventory valuation; provided, that for purposes of the determination of Current Assets, Target Working Capital, the Estimated Closing Merger Consideration and the Actual Closing Merger Consideration, “Inventory” shall be calculated as follows (taking into account the Inventory Accounting Principles): inventory, excluding raw materials, flower, trim, “fresh frozen,” seeds, plant genetics (including mother plants), strains, work-in process, and supply and packaging inventory (and excluding apparels, accessories and non-cannabis products), but including finished goods in final packaged form and no more than ninety (90) days old from the date of production and/or purchase from third-party suppliers; provided, that any items that are nonconforming or defective (except items that may be remediated or qualified for extraction by a Company Entity), damaged, or obsolete shall be excluded from the definition of Inventory. For the avoidance of doubt, any inventory shall be quantified on a dollar basis, based on the lower of fair value (on an arms-length transaction basis) and cost of production or purchase from third-party products.

“Inventory Accounting Principles” has the meaning set forth in Section 2.17(a)(ii).
“Inventory Statement” has the meaning set forth in Section 2.17(a)(ii).
“Investor Rights Agreement” has the meaning set forth in Section 2.03(a)(xiii).
“Knowledge” means, when used with respect to (a) the Company or Company Entities, the actual knowledge of Cory Azzalino, after reasonable inquiry, and without imposing any personal liability on such Person, and (b) Parent, the actual knowledge of Joe Duxbury, after reasonable inquiry, and without imposing any personal liability on such Person.
“Law(s)” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Lease” and “Leases” have the meanings set forth in Section 3.10(b).
“Letter of Transmittal” has the meaning set forth in Section 2.11(b).
“Liabilities” has the meaning set forth in Section 3.07.
“Licensed Intellectual Property” means all Intellectual Property in which the Company Entities hold any rights or interests granted by other Persons, including any of their Affiliates.
“Lock-Up Letter” has the meaning set forth in Section 2.03(a)(vii).
“Losses” means losses, Taxes, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (a) any special, exemplary or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, (b) any consequential, indirect, remote or speculative damages, any diminution in value of assets, lost profits or opportunity, or any such items calculated based upon a multiple of earnings, book value or similar approach, except to the extent actually awarded to a Governmental Authority or other third party, or (c) any such items to the extent duplicative, contingent or otherwise (in the case of a third party claim) unasserted; provided that attorney’s or other professional’s fees and expenses incurred in connection with the discovery or actual or potential defense of a contingent or otherwise unasserted claim shall not be excluded under this clause (c).
“Majority Holders” has the meaning set forth in Section 11.01(b).
“Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (1) on the business, prospects, results of operations, condition (financial or otherwise), Liabilities or assets of the Company Entities, taken as a whole, or (2) on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of

(whether by prevention or material delay) the Merger and the other transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company Entities operate; (c) any changes in financial or securities markets in general; (d) any national or international political, regulatory or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (e) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (f) any changes in applicable Laws or accounting rules, including GAAP; (g) the public announcement or pendency of the transactions contemplated by this Agreement; or (h) any failure (in and of itself) by the Company Entities to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect)); (i) any action required or permitted by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company Entities compared to other participants in the industries in which the Company Entities conduct their businesses.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.15(a).
“Material Suppliers” has the meaning set forth in Section 3.15(b).
“Merger” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the preamble.
“Merger Sub Common Stock” means the common stock, par value $0.0001 per share, of Merger Sub.
“Minimum Cash Amount” means, as of the Closing, unrestricted Cash in an amount equal to $3,000,000.
“Net Pre-Closing Tax Refund” has the meaning set forth in Section 6.12.
“Non-Privileged Deal Communications” has the meaning set forth in Section 11.16(c).
“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Outside Closing Date” has the meaning set forth in Section 10.01(b)(ii).
“Parachute Payments” has the meaning set forth in Section 5.17.
“Parent” has the meaning set forth in the preamble.
“Parent Board” means the board of directors of Parent.
“Parent Cannabis Laws” means the Laws of the States of Minnesota, Maryland, Utah, Missouri, Nevada and New York or any other state or local jurisdiction in which Parent and its Subsidiaries operate from time to time governing the cultivation, manufacture, production, distribution and/or retail sale of medical and adult-use cannabis, including any applicable ordinances, rules or regulations promulgated thereunder.
“Parent Financial Statements” has the meaning set forth in Section 4.08.
“Parent Indemnitees” has the meaning set forth in Section 9.02.
“Parent Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (a) on the business, prospects, results of operations, condition (financial or otherwise), Liabilities or assets of Parent or its Affiliates, taken as a whole, or (b) on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of (whether by prevention or material delay) the Merger and the other transactions contemplated hereby; provided, however, that “Parent Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) changes in conditions generally affecting the industries in which Parent or its Affiliates operate; (c) any changes in financial or securities markets in general; (d) any national or international political, regulatory or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (e) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (f) any changes in applicable Laws or accounting rules; (g) any action required or permitted by this Agreement; (h) the public announcement or pendency of the transactions contemplated by this Agreement; or (i) any failure (in and of itself) by Parent or its Affiliates to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Parent Material Adverse Effect)); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Parent or its Affiliates compared to other participants in the industries in which Parent or its Affiliates conduct their businesses.

“Parent Multiple Voting Shares” means the multiple voting shares in the authorized share structure of Parent.
“Parent Shares” means the subordinate voting shares in the authorized share structure of Parent, or any subsequent securities which Parent Shares are converted into or exchanged for in connection with any reorganization, recapitalization, reclassification, consolidation, merger or other transaction involving Parent.
“Payoff Indebtedness” means all Indebtedness set forth or described on Exhibit E.
“Payoff Letters” mean payoff letters from all holders of any Payoff Indebtedness of the Company Entities, in form and substance reasonably acceptable to Parent.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Platform Agreements” has the meaning set forth in Section 3.12(h).
“Post-Closing Debt” means any principal, interest, other fee payments on, and (without duplication) any accrued amounts (including interest and fees) of, indebtedness for borrowed money incurred (a) after Closing by a Company Entity, whether as intercompany indebtedness for amounts borrowed from Parent (or its subsidiaries) or from a third party lender, pursuant to a Company Entity’s request to the Parent to incur such indebtedness for use in the business and operations of the Company Entities, and with Parent’s consent and approval, which consent and approval may be withheld, delayed or conditioned in Parent’s sole and absolute discretion, or (b) after Closing by a Company Entity, without the prior consent and approval of Parent; provided, however, that for the avoidance of doubt “Post-Closing Debt” shall not include any mortgage or other secured debt incurred in connection with the acquisition of the cultivation facility located at 160 Comfort Road, Palatka, Florida (the “Palatka Property”). In the event of the acquisition of the Palatka Property, all lease and rent expenses shall, for purposes of calculating Adjusted EBITDA, continue to be deducted for the entire Earn-Out Period, as if the historical lease arrangements, including at the same lease and rent amounts, remained in effect and in accordance with the Adjusted EBITDA definition and Exhibit B.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.12.
“Pre-Closing Taxes” means an amount equal to the sum of an amount (which amount shall not be less than zero for any taxpayer in any jurisdiction for any taxable period or portion thereof) equal to the sum of the Tax Liability separately calculated for each jurisdiction in which any Company Entity is subject to Taxes, calculated in accordance with the Accounting Principles and Section 6.05 with respect to any Straddle Period.
“Privileged Communications” has the meaning set forth in Section 11.16(a).
“Privileged Deal Communications” has the meaning set forth in Section 11.16(b).
“Pro Rata Share” means, with respect to any Stockholder, such Person’s pro rata share of each component of the Total Merger Consideration as set forth on the Consideration Spreadsheet, including the Closing Share Payment, the Escrow Shares, and any potential additional Parent Shares issued in connection with the Earn-Out Amount as calculated pursuant to Section 2.19, each as applicable.
“Pro Rata Share of Closing Share Payment” means the amount of the Closing Share Payment allocated to each Stockholder as set forth in the Consideration Spreadsheet.
“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).
“Real Property” means the real property owned, leased or subleased by the Company Entities, together with all buildings, structures and facilities located thereon.
“Regulatory Consents” has the meaning set forth in Section 3.03.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Representative Losses” has the meaning set forth in Section 11.01(c).
“Required Consents” has the meaning set forth in Section 3.03.
“Requisite Company Vote” has the meaning set forth in Section 3.02(a).
“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).
“Review Period” has the meaning set forth in Section 2.17(c)(i).

“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Law (including those of the SEC, the Canadian Securities Regulators and the Exchange), in force from time to time in the United States, including any states of the United States, and the provinces or territories of Canada.
“SEDAR+” means the System for Electronic Data Analysis and Retrieval + (SEDAR+).
“Seller Group” has the meaning set forth in Section 11.16(a).
“Series A Preferred Stock” has the meaning set forth in the definition of “Company Preferred Stock”.
“Series B Preferred Stock” has the meaning set forth in the definition of “Company Preferred Stock”.
“Shares” has the meaning set forth in Section 2.08(b).
“Specified Unions” means the United Food and Commercial Workers (UFCW) Union, Locals 5, 7, 135, 324 and 770, and the Teamsters Union, Local 150.
“State Cannabis Laws” has the meaning set forth in Section 5.12.
“State Licenses” has the meaning set forth in Section 5.12. State Licenses include the specific state-issued licenses owned and/or controlled by one of the Company Entities as such licenses are identified on Section 5.12 of the Company Disclosure Schedules.
“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).
“Stockholder Indemnitees” has the meaning set forth in Section 9.03.
“Stockholder Notice” has the meaning set forth in Section 5.05(b).
“Stockholder Representative” has the meaning set forth in the preamble.
“Stockholders” means the holders of all of the outstanding capital stock of the Company.
“Stockholders Agreements” means (i) Investors’ Rights Agreement dated August 21, 2024, by and among Eaze Inc. and FoundersJT, LLC, Easy Investments LLC, Jeff Altman, Traverse Capital Partners, LLC, Acestes LLC, Beyond Delivery LLC, Anthony G Antone Trust, FIB Profit LLC, Charleride LLC, 970 Investments LLC, Lebbin Family Trust, Michael Lazerow Trust, EJL Living Trust, Allen Penn, Jay Zweibel, Chris Cox, and Mario Donato / FGMK, (ii) Right of First Refusal and Co-Sale Agreement dated August 21, 2024, by and among Eaze, Inc.

and FoundersJT, LLC, Easy Investments LLC, Jeff Altman, Traverse Capital Partners, LLC, Acestes LLC, Beyond Delivery LLC, Anthony G Antone Trust, FIB Profit LLC, Charleride LLC, 970 Investments LLC, Lebbin Family Trust, Michael Lazerow Trust, EJL Living Trust, Allen Penn, Jay Zweibel, Chris Cox, and Mario Donato / FGMK, and (iii) Voting Agreement dated August 21, 2024, by and among Eaze, Inc. and FoundersJT, LLC, Easy Investments LLC, Jeff Altman, Traverse Capital Partners, LLC, Acestes LLC, Beyond Delivery LLC, Anthony G Antone Trust, FIB Profit LLC, Charleride LLC, 970 Investments LLC, Lebbin Family Trust, Michael Lazerow Trust, EJL Living Trust, Allen Penn, Jay Zweibel, Chris Cox, and Mario Donato / FGMK.
“Straddle Period” has the meaning set forth in Section 6.05.
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Takeover Laws” has the meaning set forth in Section 5.16.
“Target Working Capital” means ($2,400,000).
“Taxes” means all federal, state, local, provincial or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges in the nature of a tax that are imposed, assessed or collected by a Governmental Entity including, any income, gross receipts, imputed underpayments, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat or unclaimed property, controlled substance, cannabis, marijuana, severance, stamp, occupation, business, business operations, premium, property (real or personal), real property gains, windfall profits, customs, duties, import, anti-dumping or countervailing duties or other taxes, fees, assessments or charges in the nature of a tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary, combined or other similar basis, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, in each case including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Claim” has the meaning set forth in Section 6.06.
“Tax Liability” means, with respect to any jurisdiction, an amount equal to the liability for Taxes of the Company Entities for the Pre-Closing Tax Period with respect to such jurisdiction, to the extent such liability is unpaid as of the Closing Date.
“Tax Return” means any return, declaration, election, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 9.05(a).
“Third-Party Consents” has the meaning set forth in Section 3.03.

“Total Merger Consideration” means the sum of the Actual Closing Merger Consideration, plus, any Earn-Out Amount.
“Transaction Expenses” means, without duplication for any amounts which are already reflected in the Closing Indebtedness or Payoff Indebtedness, all unpaid fees, costs and expenses (including (A) financial advisory, broker, investment banking or similar advisory fees, costs and expenses and (B) any and all change of control, stay bonus, transaction completion bonus, severance payment or other similar payments made or required to be made to the current or former directors, managers, officers, independent contractors or employees of, or consultants or advisors to, the Company Entities as a result of this Agreement or the transactions contemplated hereby (together with any employment and similar Taxes payable by the Company Entities in connection with such payments), excluding for the avoidance of doubt, any restricted stock units granted pursuant to Section 5.14 hereof and any post-Closing amounts owed under any employment, consulting or other agreement consented to in writing by Parent as being specifically excluded from Transaction Expenses hereunder), incurred by the Company and any Affiliate at or prior to the Closing (including any such fees, costs and expenses that become payable, at any time, as a result of the occurrence of the Closing) arising from or incurred in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.09(b) and any costs allocated to the Company in the proviso in Section 11.02.
“Transaction Tax Deduction” means any Tax loss or deduction resulting from or attributable to (a) the payment of bonuses, change in control payments, severance payments, option payments, retention payments or similar payments made by the Company on or before the Closing Date or included in the computation of the Closing Merger Consideration; (b) the payments of fees, expenses and interest incurred by the Company with respect to the payment of Payoff Indebtedness in connection herewith; and (c) Transaction Expenses; provided that, in connection with the foregoing, the Company shall be treated as having made, and shall timely make, an election under Revenue Procedure 2011-29, 2011-18 IRB 746, to treat 70% of any success based fees as deductible in the Pre-Closing Tax Period that includes the Closing Date for U.S. federal and applicable state income Tax purposes.
“Unaudited Financial Statements” has the meaning set forth in Section 3.06.
“Undisputed Amounts” has the meaning set forth in Section 2.17(c)(iii).
“Union” has the meaning set forth in Section 3.21(b).
“Upward Adjustment Amount” has the meaning set forth in Section 2.17(d)(i).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses or any applicable state or local law with similar benefits or requirements.
“Withholding Agent” has the meaning set forth in Section 2.15.

“Written Consent” has the meaning set forth in Section 5.05(a).
Article II.
The Merger
Section 2.01The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and will be, immediately following the Merger, a wholly owned subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).
Section 2.02Closing.
(a)Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 7:00 a.m., Central time, on the date to be specified by the parties hereto, but no later than the second Business Day after the conditions to Closing set forth in Article VIII have been satisfied or (to the extent permitted by law) waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
(b)Immediately prior to the Closing, the Company may pay to Stockholders and/or their Affiliates in accordance with the Company Charter Documents, an aggregate amount equal to the Company’s good faith estimate of the excess consolidated Cash of the Company Entities as of the Closing less the Closing Cash (provided, that in no event shall any such payment result in an amount of Cash held by the Company Entities less than (i) the Minimum Cash Amount plus (ii) if the amount of the Closing Working Capital as set forth on the Estimated Closing Statement is less than the Target Working Capital by more than $300,000, the amount of such shortfall that is in excess of $300,000). The Company may make any such payment to the Stockholders and/or their Affiliates in the form of a dividend, redemption, repayment of shareholder Indebtedness or other method as determined by the Company to the extent it would not increase the Tax liabilities of the Company. For avoidance of doubt, no Cash paid or distributed pursuant to this Section 2.02(b) will be included as Closing Cash or otherwise included in any calculation of Closing Merger Consideration. Notwithstanding the foregoing, the Closing shall be deemed to occur solely for Tax and accounting purposes as of 11:59 p.m., Central time, on the Closing Date. Without limiting the foregoing, from and after the date hereof through the Closing, the Company shall not, and shall cause the Company Entities to not, without the prior written consent of Parent, decrease or reduce the Minimum Cash Amount as a result of the accrual or payment of (i) any Indebtedness, (ii) Taxes, (iii) bonuses to its directors, officers, employees, or service providers, or (iv) any other payables, in each case that are attributable to any period prior to the Closing.

Section 2.03Closing Deliverables.
(a)At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following:
(i)resignations of the directors, managers and/or officers of the Company Entities, pursuant to Section 5.07;
(ii)a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(e) have been satisfied;
(iii)a certificate of the Secretary or Chief Legal Officer (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) that such resolutions are in full force and effect and are all the resolutions of the Company Board or Stockholders, as applicable, adopted in connection with the transactions contemplated hereby and thereby;
(iv)a good standing certificate (or its equivalent) for each of the Company Entities from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each of the Company Entities are organized, and in which each of the Company Entities are qualified to do business;
(v)at least three (3) Business Days prior to the Closing, (i) the Closing Certificate certified by the Chief Executive Officer or another duly authorized officer of the Company and (ii) the Payoff Letters, duly executed by the lender or similar party in each case thereof;
(vi)a certificate, duly executed by an authorized signatory of the Company, issued pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent, including the required notice to the U.S. Internal Revenue Service, stating that an interest in the Company is not a “United States real property interest” within the meaning of Section 897(c) of the Code (provided that Parent’s sole recourse for the Company’s failure to deliver such certificate and notice shall be Parent’s right to withhold and deduct Taxes pursuant to Section 2.15);
(vii)a Lock-Up Letter executed by each Stockholder substantially in the form attached hereto as Exhibit F (a “Lock-Up Letter”) (other than any Dissenting Shareholder);
(viii)a Letter of Transmittal, duly executed by each Stockholder (other than any Dissenting Shareholder);
(ix)the Escrow Agreement, duly executed by the Stockholder Representative;

(x)the Required Consents (unless Parent waives delivery thereof) (including the Written Consent), in each case, on terms and conditions satisfactory to Parent;
(xi)unless otherwise agreed between Parent and the Company, termination instruments evidencing the termination of the agreements and documents set forth on Section 3.24 of the Company Disclosure Schedules, in each case, with no further obligation of the Company and otherwise on terms and in form reasonably satisfactory to Parent;
(xii)the Investor Rights Agreement substantially in the form attached hereto as Exhibit G (the “Investor Rights Agreement”), duly executed by each Stockholder (other than any Dissenting Shareholder);
(xiii)a list of all logins, passwords and authorized Persons for all tax accounts, bank accounts, social media, customer loyalty programs, portals and similar accounts and software used by each of the Company Entities;
(xiv)evidence of payment to holders of the Payoff Indebtedness by wire transfer of immediately available funds in the amount of money due and owing from the Company Entities to such holder of such Payoff Indebtedness as set forth on the Closing Certificate and the Payoff Letters (unless, subject to Parent’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, any such Payoff Indebtedness will be converted into equity of the Company), as well as evidence from the Company of the release of all Encumbrances related to or arising under such Payoff Indebtedness, in each case, in form and substance reasonably satisfactory to Parent;
(xv)reasonably satisfactory evidence that either (A) the requisite shareholder approval under Section 280G(b)(5)(B) of the Code was obtained with respect to any Parachute Payments (if any, and as defined below) in accordance with Section 5.16, or (B) the requisite shareholder approval under Section 280G(b)(5)(B) of the Code with respect to such Parachute Payments (if any, and as defined below) was not obtained, and as a consequence, such Parachute Payments will not be made, retained, or provided, pursuant to the parachute payment waiver agreements entered into by the affected individuals; and
(xvi)such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)At the Closing, Merger Sub or Parent, as applicable, shall deliver to the Company (or such other Person as may be specified herein) the following:
(i)an irrevocable direction to the Exchange Agent regarding the issuance of the Closing Share Payment payable pursuant to Section 2.08 in exchange for the Shares; provided that such direction shall authorize the Exchange Agent to issue the Closing Share Payment strictly in accordance with the Consideration Spreadsheet upon the Exchange Agent’s receipt of a duly completed and validly executed Letter of Transmittal (and, if applicable, the corresponding Certificate or a lost certificate affidavit under Section 2.16), in each case as contemplated by Section 2.11, and without further consent or instruction;

(ii)payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company and/or Company Entities to such third parties as Transaction Expenses as set forth on the Closing Certificate;
(iii)a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(d) have been satisfied;
(iv)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of Parent and Merger Sub, as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions of such boards of directors or shareholders adopted in connection with the transactions contemplated hereby and thereby;
(v)the Escrow Agreement, duly executed by each of Parent and the Escrow Agent;
(vi)to the Escrow Agent, the Escrow Shares;
(vii)the Investor Rights Agreement, duly executed by Parent;
(viii)the Exchange Approval; and
(ix)if required by the Exchange, an opinion of counsel to Parent, in form and substance reasonably satisfactory to the Exchange, with respect to Parent and its compliance with applicable Law.
Section 2.04Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 2.05Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.
Section 2.06Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated as set forth in the form attached hereto as Exhibit H to be the amended and restated certificate of incorporation of the

Surviving Corporation, until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.
Section 2.07Directors and Officers. Other than the individuals that are required to resign pursuant to Section 5.07, the officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
Section 2.08Effect of the Merger on Capital Stock. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any Stockholder:
(a)Each issued and outstanding share of Merger Sub Common Stock shall be converted into and shall become one newly issued, fully-paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b)Each share of Company Stock (the “Shares”) that is held by the Company as treasury stock or owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c)Except as provided in Section 2.08(b), each Share outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall at the Effective Time be converted into the right to receive, in accordance with the terms of this Agreement, without interest and subject to Section 2.11, the applicable portion of the Closing Share Payment (including, for the avoidance of doubt, such number of Parent Shares to which the holder of the Share of Company Stock is entitled to receive in exchange therefor, as set forth in the Consideration Spreadsheet), and any additional issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17 and Section 2.19 (but subject to any adjustments as set forth therein); provided that the number of Parent Shares that each holder of a Share of Company Stock is entitled to receive shall be rounded down to the nearest whole number of Parent Shares, and each such Share shall be automatically cancelled and shall cease to exist, and the holders thereof which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to the Company Stock (other than the right to receive, subject to Section 2.11, such holder’s applicable portion of the Closing Share Payment, and any additional issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17 and Section 2.19 (but subject to any adjustments as set forth therein)), or as a stockholder of the Company. Subject to and in accordance with Section 2.11, following the Closing (and without limitation of Section 2.17 and Section 2.19), each Stockholder will be entitled to receive, its Pro Rata Share of the Closing Share Payment, which Pro Rata Share of Closing Share Payment shall be set forth in the Consideration Spreadsheet; provided further, that the Escrow Shares shall be deposited with the Escrow Agent pursuant to the Escrow Agreement. No fractional Parent Shares shall be issued upon the conversion of the Shares pursuant to this Section 2.08(c) and any fractional interests shall be rounded down without cash in lieu thereof.
(d) The conversion of the shares of Merger Sub issued and outstanding as of immediately prior to the Merger into a share of the common stock, par value $0.0001 per share, of the Surviving Corporation pursuant to Section 2.08(a) above shall be effected in full consideration for Parent issuing the Parent Shares in connection with the Closing Share Payment, any payments to Dissenting Shareholders, and paying any applicable Closing Indebtedness and unpaid Transaction Expenses pursuant to and in accordance with the terms and conditions of this Agreement, and the parties hereto acknowledge and agree that such conversion constitutes full and adequate consideration for the issuance of the Parent Shares and the payments by Parent described above.
Section 2.09Reserved.
Section 2.10Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder (a “Dissenting Shareholder”) fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into the right to receive the consideration as set forth in Section 2.08(c), but instead shall be automatically cancelled and the holders thereof entitled to only such rights as are granted by the DGCL; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the consideration to which such holder is entitled pursuant to Section 2.08(c), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11Surrender and Payment.
(a)Promptly following the date hereof, Parent shall appoint an exchange agent (which shall be Parent’s transfer agent for the Parent Shares) to act as the exchange agent in the Merger (the “Exchange Agent”).
(b)Promptly, but in no event later than ten (10) Business Days after the date hereof, the Company will prepare a letter of transmittal and other transmittal materials in substantially the form attached as Exhibit I (a “Letter of Transmittal”) and instructions for use in effecting the surrender of a certificate prior to the Closing representing any Shares (each, a “Certificate”) in exchange for the applicable portion of the consideration pursuant to Section 2.08(c). Such Letter of Transmittal and related materials shall be subject to Parent’s (and the Exchange Agent’s) reasonable and timely review and comment, and promptly following approval thereof by Parent, the Exchange Agent (or, if approved by Parent, the Company) shall mail the same to each Stockholder. The Exchange Agent shall, no later than ten (10) Business Days after the later of (i) the Closing and (ii) its receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Parent or the Exchange Agent may reasonably require in connection therewith, with respect to such Certificate so surrendered, each as provided in Section 2.08(c), issue to the holder of such Certificate such holder’s Pro Rata Share of Closing Share Payment, together with delivery of evidence of direct book entry registration for the Parent Shares issuable as the Closing Share Payment in a form reasonably satisfactory to the Company (if before the Closing) or the Stockholder Representative (if after the Closing), and such Certificate shall forthwith be cancelled. Until so surrendered and cancelled, each outstanding Certificate that prior to the Effective Time represented shares of Company Stock (other than Dissenting Shares or Shares cancelled pursuant to Section 2.08(b)) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Closing Share Payment as provided in Section 2.08(c) and any issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17 and Section 2.19 (but subject to any adjustments as set forth therein). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11.
(c)No interest shall be paid or accrued for the benefit of Stockholders or any other individual on the Estimated Closing Merger Consideration or on any additional amounts that may thereafter become payable as Total Merger Consideration.
(d)Any portion of the Closing Share Payment made available to the Exchange Agent that remains unclaimed by Stockholders after twelve (12) months after the Effective Time shall be returned to the Surviving Corporation or its designee, upon demand, and any such Stockholders who have not exchanged Certificates for such Stockholder’s portion of the Closing Share Payment in accordance with this Section 2.11 prior to that time shall thereafter look only to the Surviving Corporation for payment of its portion of the Closing Share Payment.
Section 2.12Reserved.

Section 2.13No Further Ownership Rights in Company Stock. All Closing Share Payments paid or payable in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by a Certificate (other than any issuance and delivery of additional Parent Shares (if any) as contemplated by Section 2.17 and by Section 2.19 (but subject to any adjustments as set forth therein)), and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.
Section 2.14Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and payment of any Earn-Out Amount, any change in the Parent Shares shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Total Merger Consideration and any other amounts payable, or consideration deliverable, pursuant to this Agreement shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.
Section 2.15Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the issuance of such consideration under any provision of Law relating to Taxes; provided that prior to making any such deduction or withholding for Taxes, the applicable Withholding Agent (if Parent, Merger Sub or the Surviving Corporation) shall use commercially reasonable efforts to (and if the Exchange Agent, Parent will use commercially reasonable efforts to cause the Exchange Agent to) (a) notify the Person in respect of whom such deduction or withholding would be made and (b) cooperate with such Person to reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted and withheld by a Withholding Agent, such amounts shall be timely remitted by the Withholding Agent (and in the case of the Exchange Agent, Parent shall use commercially reasonable efforts to cause the Exchange Agent to remit) to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Withholding Agent is hereby authorized to sell or otherwise dispose of such portion of any Parent Shares or other security deliverable to such Person as is necessary to provide sufficient funds (after deducting commissions payable, fees and other third-party, out-of-pocket costs and expenses) to such payor to enable it to comply with such deduction or withholding requirement and the payor shall notify such Person and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds (after deduction of all fees, commissions or third-party, out-of-pocket costs in respect of such sale) that is not required to be so remitted shall be paid to such Person. Any such sale will be made in accordance with applicable Laws and at prevailing market prices and the payor shall not be under any obligation to obtain a particular price for the Parent Shares or other security, as applicable, so sold. Neither the payor, nor any other Person, will be liable for any loss arising out of any sale under this Section 2.15.

Section 2.16Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Closing Share Payment to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.
Section 2.17Closing Merger Consideration and Closing Share Payment Adjustment.
(a)Closing Adjustment.
(i)At least three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a statement (such statement, the “Estimated Closing Statement”), in reasonable detail, of the Company’s good faith estimated calculation of the Closing Merger Consideration, and each component thereof, as of the Closing Date (the “Estimated Closing Merger Consideration”), and the resulting Closing Share Payment, all prepared in all material respects in accordance with the Accounting Principles. The Estimated Closing Statement shall also contain an estimated consolidated balance sheet of the Company as of the Closing Date and an estimated consolidated statement of income for the prior twelve calendar months immediately preceding the Closing Date, and for the twelve (12)-month period ended December 31, 2025, in each case prepared in accordance with the Accounting Principles. The Company shall provide Parent with reasonable access to the books and records of the Company and shall cause the personnel of the Company to reasonably cooperate with Parent for the purpose of enabling Parent to review the Company’s determination of all amounts and estimates in the Estimated Closing Statement and each component thereof, and such amounts shall be adjusted in response to any reasonable comments of Parent provided prior to the Closing.
(ii)Inventory Statement. At least three (3) Business Days prior to the Closing, the Company Entities shall deliver to Parent or a representative of Parent an Inventory estimate (the “Inventory Statement”) that shall be included as part of the Estimated Closing Statement, in accordance with the definition of Inventory and in accordance with the inventory accounting principles set forth in Exhibit J (the “Inventory Accounting Principles”); provided that, to the extent the definition of Inventory conflicts with the Inventory Accounting Principles, the definition of Inventory shall supersede the Inventory Accounting Principles. The Inventory Statement shall contain a list by product category, item number, or as is otherwise customary, the number and cost of each item of Inventory, and the estimated cost for such Inventory, as of the Closing. Parent and the Company Entities shall conduct a physical review of the Inventory within one (1) Business Day following the Closing Date in accordance with the definitions in this Agreement and the Inventory Accounting Principles, which Inventory results shall be used in the determination of the Final Closing Statement pursuant to Section 2.17(b); provided that any such review shall consist of sampling that is reasonable based on the Company Entities’ available resources and personnel. The physical inventory shall, if taken following the Closing Date, be reconciled to the amount of Inventory as of the Closing Date.

(b)Post-Closing Adjustment. Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a statement setting forth Parent’s good faith calculation of, as of the Closing Date, (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the unpaid Transaction Expenses, if any, (iv) the Closing Working Capital, (v) the amount of any Pre-Closing Taxes, and (vi) the Actual Closing Merger Consideration, determined based on the foregoing calculations of this Section 2.17(b)(i) through (v), together with the Base Consideration, and (vii) the Minimum Cash Amount (as finally determined pursuant to subsections (b) and (c), the “Final Closing Statement”), all calculated and prepared in all material respects accordance with the Accounting Principles.
(c)Examination and Review.
(i)Examination. After receipt of the Final Closing Statement, Stockholder Representative shall have forty-five (45) days (the “Review Period”) to review the Final Closing Statement. During the Review Period and during the resolution of any dispute pursuant to this Section 2.17(c), Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation and the other Company Entities, the personnel of, and work papers prepared by, Parent, Surviving Corporation, and the other Company Entities, and/or their accountants to the extent that they relate to the Final Closing Statement and to such historical financial information (to the extent in Parent’s and/or any of its subsidiaries’, including any Company Entity’s, possession and/or control) relating to the Final Closing Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Surviving Corporation.
(ii)Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Final Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.
(iii)Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any matters remaining in dispute (“Disputed Amounts” and any matters not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Cohn Reznick or, if Cohn Reznick is unable to serve, Parent and Stockholder Representative shall appoint by mutual agreement the office of an impartial regionally recognized firm of independent certified public accountants that is not the Company Auditor (the “Independent Accountant”)

who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Statement. The parties hereto agree that all adjustments of Disputed Amounts shall be made without regard to materiality. The Independent Accountant shall only decide the specific calculations, items or amounts under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such calculation, item or amount in the Final Closing Statement and the Statement of Objections, respectively.
(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholders or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent.
(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable after their engagement, and their resolution of any disputed amount under this Agreement for which the parties hereto have expressly agreed under this Agreement that the Independent Accountant shall resolve and for which they are engaged, including the Disputed Amounts in this Section 2.17 or the written statement of objections to the Earn-Out Statement in Section 2.19, and their adjustments to the Final Closing Statement or Earn-Out Statement, as applicable, absent Fraud by any such Person or manifest mathematical error by the Independent Accountant, shall be conclusive and binding upon the Stockholder Representative, Stockholders, Parent and Surviving Corporation. The Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Final Closing Statement, or any adjustments to the Earn-Out Statement, as applicable, shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence.  Notwithstanding the foregoing or anything to the contrary, the parties hereto hereby acknowledge and agree that the Independent Accountant shall not have any jurisdiction over or engagement involving any Action by Stockholder Representative and/or the Stockholders alleging that Parent and/or any of its subsidiaries and/or Representatives violated or breached Section 2.19(d).
(d)Merger Consideration Adjustment.
(i)If the Actual Closing Merger Consideration as determined pursuant to Section 2.17(b) and (c) exceeds the Estimated Closing Merger Consideration as determined pursuant to Section 2.17(a) (such excess, the “Upward Adjustment Amount”), then, within ten (10) Business Days of such determination, Parent shall issue to each Stockholder its Pro Rata Share of additional Parent Shares (rounded down to the nearest whole number) equal to the quotient of (I) the Upward Adjustment Amount, divided by (II) the Closing Share Price.
(ii)If the Actual Closing Merger Consideration as determined pursuant to Section 2.17(b) and (c) is less than the Estimated Closing Merger Consideration as determined pursuant to Section 2.17(a) (such deficit, the “Downward Adjustment Amount”), then at the election of the Stockholder Representative for and on behalf of the Stockholders, within ten (10) Business Days of such determination, Stockholder Representative shall direct the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded up to the nearest whole number) equal to the quotient of (I) the Downward Adjustment Amount, divided by (II) the Closing Share Price; provided that in the event that the Downward Adjustment Amount (or remaining Downward Adjustment Amount, in the case of clause (A)) is in excess of the Escrow Shares, the Stockholders shall surrender to Parent a number of Parent Shares (rounded down to the nearest whole number) equal to the quotient of (I) such remaining excess, divided by (II) the Closing Share Price, in accordance with their respective Pro Rata Shares, severally and not jointly, and Parent shall cancel such surrendered Parent Shares.
(e)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.17 shall be treated as an adjustment to the Estimated Closing Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
Section 2.18Consideration Spreadsheet.
(a)At least three (3) Business Days prior to the Closing and concurrently with the delivery of the Estimated Closing Statement, and as a portion thereof, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:
(i)the names and addresses of all Stockholders (including, if applicable, any Persons that are or will become Stockholders as of or prior to the Effective Time as a result of the conversion of any Payoff Indebtedness convertible into Company Stock (such conversion which shall be subject to Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed), or otherwise in accordance with Section 5.13) and the number of shares of Company Stock (including the number of shares of each class or series of Company Common Stock and Company Preferred Stock) held by such Persons;
(ii)detailed calculations of the allocation of the Estimated Closing Merger Consideration and the Closing Share Payment among the Company Stock and the Stockholders, calculated on a fully diluted basis;
(iii)each Stockholder’s Pro Rata Share (as a percentage interest) of the Closing Share Payment (and each Stockholder’s Pro Rata Share (as a percentage interest) of any Upward Adjustment Amount or Downward Adjustment Amount under Section 2.17 when payable);
(iv)each Stockholder’s Pro Rata Share of the Escrow Shares; and
(v)each Stockholder’s Pro Rata Share (as a percentage interest) of the amount of any potential Earn-Out Amount.
(b)The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments or issuing consideration under Article II and Parent and Merger Sub and, following Closing, the Surviving Corporation shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.19Earn-Out.
(a)As additional consideration for the Merger, following the Closing, contingent upon satisfaction of the criteria in this Section 2.19, the Stockholders (other than any Dissenting Shareholder, who, notwithstanding anything to the contrary in this Agreement, shall not in any event be entitled to any portion of any Earn-Out Amount) shall be eligible to receive their respective Pro Rata Share of the Earn-Out Amount (if any), payable as set forth in Section 2.19(c) below. The parties acknowledge and agree that the right to receive the Earn-Out Amount, if any, pursuant to this Agreement is an integral part of the total consideration for the Shares and it is reasonable to assume that the Earn-Out Amount relates to underlying goodwill, the value of which cannot reasonably be expected to be agreed upon by the parties at the Closing Date.
(b)(i)  No later than sixty (60) days after the audited financial statements of Parent for its fiscal year ended December 31, 2026 (or, to the extent that Parent amends its fiscal year, one hundred twenty (120) days after December 31, 2026) (the “Earn-Out Period Financial Statements”) are completed, Parent shall deliver to Stockholder Representative a statement containing the calculation of the Earn-Out Amount, if any, including the components thereof, and Earn-Out Share Price, all in reasonable detail and together with reasonable backup for such calculations made therein (the “Earn-Out Statement”). The Earn-Out Statement shall be prepared by Parent in all material respects in accordance with the Earn-Out Accounting Principles based upon the Earn-Out Period Financial Statements (absent manifest error), and other books and records of the Surviving Corporation and other Company Entities.
(ii)Stockholder Representative may object to the Earn-Out Statement by delivering to Parent a written statement setting forth Stockholder Representative’s objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for Stockholder Representative’s disagreement therewith, within thirty (30) days of receipt thereof from Parent. If Stockholder Representative fails to deliver such written statement within such time period, then the Earn-Out Statement (and the calculations, items and amounts contained therein) shall be deemed to have been accepted by Stockholders and Stockholder Representative and shall be final and binding on the Surviving Corporation, Stockholder Representative, the Stockholders, Parent and Merger Sub. If Stockholder Representative delivers a written statement of objections to Parent within such thirty (30)-day timeframe, then Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of Stockholder Representative’s written statement of objections, and, if the same are so resolved within such period, the Earn-Out Statement (and the calculations, items and amounts contained therein) with such changes as may have been agreed in writing by Parent and Stockholder Representative, shall be final and binding. In the event Parent and Stockholder Representative are unable to agree within thirty (30) days after Stockholder Representative’s delivery of such written statement of objections (or such longer period as Stockholder Representative and Parent shall mutually agree), Parent and Stockholder Representative shall engage the Independent Accountant to resolve the dispute in accordance with the guidelines and principles set forth in this Agreement and to make any adjustments to the Earn-Out Statement. In resolving any dispute with respect to the Earn-Out Statement, the Independent Accountant (A) may not assign a value to any calculation, item or amount greater than the highest value claimed for such calculation, item or amount or less than the lowest value for such calculation, item or amount claimed by either Parent or Stockholder Representative and (B) shall restrict its decision to such calculations, items and amounts included in the objection(s) which are then in dispute. The fees and expenses of the Independent Accountant shall be paid by Stockholders, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Stockholders or Parent, respectively, bears to the aggregate amount actually contested by Stockholder Representative and Parent.
(c)Subject to Section 9.06, Parent will within twenty (20) Business Days of the final determination of the Earn-Out Amount as set forth in Section 2.19(b), cause the Exchange Agent, pursuant to an irrevocable written direction, to issue, by direct book-entry registration, a number of Parent Shares to Stockholders, if any, calculated as set forth below (such shares, the “Earn-Out Shares”). The number of Earn-Out Shares to be so issued will be equal to the quotient of (i) the Earn-Out Amount, divided by (ii) the Earn-Out Share Price; provided that in no event shall the number of Earn-Out Shares, in the aggregate, exceed the number of Parent Shares comprising the Closing Share Payment. The immediately preceding proviso and the provisions of this Agreement and the Escrow Agreement related to the Earn-Out Shares and Escrow Shares are intended to comply with Rev. Proc. 84-42; 1984-1 C.B. 521. Each Stockholder will be entitled to its Pro Rata Share of the Earn-Out Shares, with the total Earn-Out Shares issued to each Stockholder rounded down to the nearest whole number.
(d)Following the Closing and subject to the following terms of this Section 2.19, Parent and its Affiliates shall have sole discretion with regard to all matters relating to the operations of the Surviving Corporation, including all Company Entities; provided that Parent agrees that Parent and its subsidiaries will act in good faith and with fair dealing so as to provide the Stockholders (and the Surviving Corporation and the other Company Entities) with a good faith opportunity to maximize the Adjusted EBITDA of the Company Entities and to otherwise satisfy and achieve any conditions precedent to receipt of the Earn-Out Amount and the issuance and delivery of any Earn-Out Shares, and will not take any action with respect to the businesses of the Surviving Corporation (and its subsidiaries, including the other Company Entities) the primary purpose and intent of which is to minimize the Adjusted EBITDA of the Surviving Corporation (and the other Company Entities) for calendar year 2026. Notwithstanding the foregoing, the parties agree that it will in no event be deemed to violate the immediately preceding sentence for Parent to (1) pledge any and all assets of the Company Entities, (2) refinance any indebtedness for borrowed money, or (3) cause the Company Entities to incur new indebtedness for borrowed money; provided that only Post-Closing Debt shall be included as a deduction for purposes of clause (b) of the definition of Earn-Out Amount. In addition, for the duration of the Earn-Out Period, Parent shall, and shall cause its subsidiaries, controlled Representatives, the Surviving Corporation and the other Company Entities, to:
(i)in order to permit the accurate preparation of the Earn-Out Statement, and an accurate determination of any issuance and delivery of Earn-Out Shares pursuant to this Section 2.19, maintain books and records of the Surviving Corporation and the other Company Entities sufficient to allow for the foregoing calculations as if the Surviving Corporation and the other Company Entities were an independent business unit;

(ii)subject to budgetary limits, allow for Cory Azzalino to make determinations regarding employment, engagement and termination of employees and contractors of the Surviving Corporation and the other Company Entities at his discretion (subject to Parent’s right to require termination for cause);
(iii)maintain an amount of net working capital in the Company Entities sufficient for their operation in the ordinary course of business;
(iv)permit the inclusion of capital expenses in the annual budget of the Company Entities in an amount no less than the prior fiscal year’s annual depreciation of the Company Entities’ consolidated assets as available under the Code, and to consider, in good faith but without obligation and in Parent’s sole and absolute discretion, any additional proposed capital expenses reasonably requested by the Company Entities for inclusion in the annual budget of the Company Entities; and
(v)not have any Company Entity engage in any intercompany transaction or other transaction with an Affiliate of Parent (other than another Company Entity), other than on commercially reasonable terms; and (vi) use commercially reasonable efforts to maintain the listing of the Parent Shares on the Exchange, or a comparable (or superior) primary successor exchange.
(e)Each of the Company, Stockholder Representative, the Stockholders, Parent and Merger Sub acknowledges and agrees (i) that this Section 2.19 is strictly a contractual relationship between and among such Persons and does not create any express or implied fiduciary or special relationship between or among such Persons or create any express or implied fiduciary or special duties on the part of the Surviving Corporation, Parent or any of their Affiliates, to Stockholders, (ii) that the contingent rights to receive all or any portion of the Earn-Out Amount shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, and (iii) that Stockholders shall not have any rights as a stockholder of Parent as a result of the contingent right to receive all or any portion of the Earn-Out Amount hereunder. Without limitation of the foregoing and without limiting the provisions of subsection (d) above, each Stockholder acknowledges that neither Parent nor Surviving Corporation or their respective Affiliates will be required to expend any funds or incur any liabilities in order to increase the likelihood of receiving the Earn-Out Amount. Each Stockholder acknowledges that neither Surviving Corporation or Parent, nor any of their respective Affiliates has or will have any duties, covenants or obligations (express or implied) to any such Stockholder with respect to the foregoing other than as expressly set forth in this Section 2.19.
(f)Any Earn-Out Shares issued pursuant to this Section 2.19 shall constitute an adjustment of the Actual Closing Merger Consideration for Tax purposes, unless otherwise required by applicable Law. To the extent any Escrow Shares or Earn-Out Shares issued to the Stockholders are required to be treated as interest pursuant to Treasury Regulations Section 1.483-4(b) or other applicable Tax law, then such Escrow Shares and Earnout-Shares, as applicable, representing the principal component (with a value equal to the principal component) and the interest component (with a value equal to the interest component) will be represented by separate book entries, if requested by a Stockholder.
Section 2.20Parent Shares.
(a)Issuances of Parent Shares. All Parent Shares issued pursuant to this Agreement will be evidenced by direct book-entry registration only, without the issuance of certificates representing such Parent Shares. Parent’s transfer agent shall document the terms, conditions and restrictions set forth in this Section 2.20. The Company, on its own behalf and on behalf of Stockholders, confirms, acknowledges and agrees that (i) Parent has advised the Stockholders and the Company that Parent is relying on an exemption from the requirements to provide the Company and Stockholders with a prospectus and to sell securities through a person registered to sell securities under applicable Canadian securities laws and, as a consequence of acquiring the Parent Shares pursuant to this exemption, certain protections, rights and remedies provided by Canadian securities laws, including statutory rights of rescission or damages, will not be available to the Stockholders and the Company, and (ii) there may be restrictions on a Stockholder’s ability to resell the Parent Shares and it is the responsibility of the Stockholders to find out what those restrictions are and to comply with them before selling them.
(b)Registration. The Parent Shares to be issued pursuant to this Agreement , including any Earn-Out Shares and any Purchaser Shares issuable upon settlement of any Closing RSU Grant and Incentive RSU Grant, (i) will not, subject to any applicable provisions of the Investor Rights Agreement, be registered under the Securities Act in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act as set forth in Rule 506(b) of Regulation D thereunder and Section 4(a)(2) thereof, and (ii) will be distributed pursuant to the prospectus exemption set out in Section 2.11 of National Instrument 45-106 – Prospectus Exemptions and will be subject to a restricted period on resale imposed by the Exchange for a period of four (4) months commencing on the date of issuance.
(c)Legend. The Parent Shares to be issued pursuant to this Agreement shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and such shares shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any legend required by applicable Securities Laws to the extent such Laws are applicable to the Parent Shares issued pursuant to this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED, ABSENT AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE CORPORATION UNDER THE SECURITIES ACT, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE

WITH REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, OR IN ANY OTHER CASE AS REQUIRED BY THE TRANSFER AGENT, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION AND THE TRANSFER AGENT, IF ANY, OF THE CORPORATION STATING THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS.”

The Parent Shares shall also, until such time as such shares are not so restricted, bear a legend identical or similar in effect to the following legend with respect to Exchange restrictions on transfer:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AFTER THE DISTRIBUTION DATE].”

(d)Securities Laws.
(i)Notwithstanding anything to the contrary in this Agreement, the Company acknowledges, on its own behalf and on behalf of the Stockholders, that the issuance and delivery of Parent Shares pursuant to this Agreement, including any Earn-Out Shares, and any Parent Shares issuable upon settlement of any Closing RSU Grant and Incentive RSU Grant, shall require the approval of and/or be issued and delivered in accordance with the rules, policies and directives of the Exchange and any other applicable regulatory body, and must be made in compliance with Securities Laws and any other applicable Laws.
(ii)The Company (and each Stockholder by execution of its Letter of Transmittal) consents: (A) to the disclosure of certain information regarding them and the transactions contemplated by this Agreement to the Exchange, the Canadian Securities Regulators and the SEC, including as required to be included in applicable Exchange issuance forms and as required by applicable Securities Laws, including as may be required by the Securities Laws in any filing with the SEC, the Exchange, the Canadian Securities Regulators or other applicable securities regulators; and (B) to the collection, use and disclosure of their information by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators or as otherwise identified by the Exchange, the SEC, the Canadian Securities Regulators or other applicable securities regulators, from time to time.

(iii)Each Stockholder will, as a condition of receiving Parent Shares upon completion of the Merger (or any Parent Shares included in any Earn-Out Amount), either (i) be required to make the necessary representations and warranties contained in the Letter of Transmittal to ensure compliance with applicable U.S. federal and state securities laws or (ii) be deemed to confirm that such Stockholder is outside the United States, and will deliver any other supporting information as reasonably requested by Parent in order to confirm their status and the availability of an exemption or exclusion from the registration requirements of the Securities Act and applicable state securities laws for the issuance of such Parent Shares to such holder. In the event that, as of the time of required issuance of any Parent Shares under this Agreement (including any Parent Shares included in any Earn-Out Amount), a Stockholder does not qualify for the applicable exemptions under federal and state securities laws required for Parent to issue such Parent Shares to such Stockholder, then Parent shall issue such Parent Shares to a third party agent agreed upon by the parties, which shall hold the Parent Shares on behalf of and for the benefit of such Stockholder. Such third party shall thereafter be permitted to effect transfer of such Parent Shares to such Stockholder if and to the extent permitted under applicable securities laws, with such compliance with securities laws demonstrated to the satisfaction of counsel to Parent, or may, after the expiration of any applicable lock up periods for such Parent Shares contemplated under the Lock-Up Letter, sell such Parent Shares as permitted under applicable securities laws and transfer applicable proceeds to the Stockholder. The Stockholder shall be responsible for, and indemnify such third party for, any taxes such third party incurs in connection with any such sales and transfers.
Section 2.21Intended U.S. Tax Treatment. For U.S. federal income tax purposes, it is intended that the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”). The parties shall file all Tax Returns consistent with the Intended Tax Treatment and shall not knowingly take, or knowingly cause to be taken, any position (whether on a Tax Return, in an audit, or otherwise) that is inconsistent with the Intended Tax Treatment unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. No party shall knowingly take or fail to take any action or knowingly cause any action to be taken or fail to be taken that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary in this Agreement, no party makes any representation, warranty or covenant to any other party (except as and to the extent specifically set forth in Article III) or to any Stockholder or other holder of the Company’s securities (including Company Options or other stock options, warrants, subscription receipts, debt instruments or other similar rights or instruments) that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Article III.
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedules in accordance with Section 11.17, the Company represents and warrants to Parent as follows:

Section 3.01Organization and Qualification of the Company Entities. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. Each other Company Entity is a corporation or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has full corporate, or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except under Federal Cannabis Laws. Section 3.01(a) of the Company Disclosure Schedules sets forth each jurisdiction in which any Company Entity is licensed or qualified to do business as a foreign entity in any state or jurisdiction other than the jurisdiction of its incorporation or formation. Each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
Section 3.02Authority; Board Approval.
(a)The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing a (i) majority of the Class A Common Stock and the Company Preferred Stock voting together as a single class on an as-converted basis, and (ii) a majority of the Company Preferred Stock on an as-converted basis (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity.
(b)The Company Board, by resolutions duly adopted by unanimous written consent of the Company Board, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “plan of merger” contained in this Agreement be submitted to the stockholders of the Company entitled to vote thereon for adoption in accordance with the DGCL, and (iv) resolved to (1) recommend that the stockholders of the Company entitled to vote thereon adopt the “plan of merger” set forth in this Agreement, and (2) terminate the Stockholders Agreements as of the Effective Time (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.
Section 3.03No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”) or any other Company Entity; (ii) subject to obtaining the consents, authorizations, Governmental Orders and approvals from the Governmental Authorities set forth in Section 3.03(a)(ii) of the Company Disclosure Schedules, including the Cannabis Consents (the “Regulatory Consents”), the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Company Entity; (iii) except for the Regulatory Consents and as set forth in Section 3.03(a)(iii) of the Company Disclosure Schedules (the items set forth on Section 3.03(a)(iii) of the Company Disclosure Schedules, the “Third-Party Consents,” and, together with the Regulatory Consents and the Requisite Company Vote, the “Required Consents”), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Lease to which any Company Entity is a party or by which any Company Entity is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company Entities, except for Federal Cannabis Laws; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except, in the case of clause (iii), for any consents, conflicts, violations, breaches, defaults, accelerations, terminations, modifications, or cancellations that, or where the failure to obtain or provide any such consents, notices or take any other actions, in each case, would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance by the Company Entities of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by the Company Entities, except for (A) the Regulatory Consents and (B) the filing of the Certificate of Merger with the Secretary of State of Delaware.
Section 3.04Capitalization.
(a)The authorized capital stock of the Company consists of (i) 8,500,000 shares of Class A Common Stock, of which 10 shares are issued and outstanding as of the close of business on the date of this Agreement, (ii) 10,000,000 shares of Class B Common Stock, of which 420,823 shares are issued and outstanding as of the close of business on the date of this Agreement, (iii) 5,500,000 shares of Series A Preferred Stock, of which 5,402,000 shares are issued and outstanding as of the close of business on the date of this Agreement, and (iv) 3,000,000 shares of Series B Preferred Stock, of which 1,000,000 shares are issued and outstanding as of the close of business on the date of this Agreement. There are 98,124 Company Options that are outstanding as of the close of business on the date of this Agreement. Section 3.04(a) of the Company Disclosure Schedules sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, and (ii) the name of each Person that is the registered holder of any Company Options and the number of Company Options held by such Person. Except for the foregoing, there are no other classes of capital stock of the Company.
(b)Section 3.04(b) of the Company Disclosure Schedules sets forth, with respect to each Company Entity other than the Company (i) its total authorized capital stock or equity interests, (ii) its shares of capital stock or other equity interests issued and outstanding as of the close of business on the date of this Agreement, and (iii) the name of each Person that is the registered and beneficial owner of such issued and outstanding shares of capital stock or other equity interests.
(c)Except for the Company Options referred to in Section 3.04(a), (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Company Entity is authorized or outstanding, and (ii) there is no commitment by any Company Entity to issue capital stock, membership interests, or other equity interests, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of any Company Entity or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Stock or the equity interests of any other Company Entity.
(d)All issued and outstanding shares of Company Stock and the equity interests of the other Company Entities are (i) duly authorized, validly issued, and, to the extent applicable, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or the equivalent organizational documents of any other Company Entity, as applicable, or any agreement to which any Company Entity is a party; and (iii) except as set forth on Section 3.04(d) of the Company Disclosure Schedules, free of any Encumbrances. All issued and outstanding shares of Company Stock and the equity interests of the other Company Entities were issued in compliance with applicable Law in all material respects.
(e)Except as set forth on Section 3.04(e) of the Company Disclosure Schedules, no outstanding Company Stock or equity interest in any other Company Entity is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Company Entity or any of its securities.
(f)All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company and each other Company Entity were undertaken in compliance with the Company Charter Documents or the equivalent organizational documents of any other Company Entity then in effect, any agreement to which the Company or the Company Entity then was a party and in compliance with applicable Law.
Section 3.05No Subsidiaries. No Company Entity owns or has any interest in any shares or other equity interests (including any option, warrant, convertible instrument or other right or obligation of any nature to acquire any equity interest) or has an ownership interest in any other Person other than another Company Entity.
Section 3.06Financial Statements. True and complete copies of the Company’s unaudited consolidated financial statements consisting of the balance sheet of the Company as at December 31, 2024, and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2025, and the related statements of income and retained earnings for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared in accordance with the Historical Accounting Principles. The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates they were prepared and the consolidated results of the operations of the Company for the periods indicated. The consolidated balance sheet of the Company as of December 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as of September 30, 2025, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
Section 3.07Undisclosed Liabilities. Except as set forth on Section 3.07 of the Company Disclosure Schedules, the Company Entities do not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, and which are not, individually or in the aggregate, material in amount.

Section 3.08Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, except as set forth in Section 3.08 of the Company Disclosure Schedules, there has not been, with respect to any Company Entity, any:
(a)effect, event, development, occurrence, fact, condition or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)amendment of the Company Charter Documents or any organizational documents of any other Company Entity;
(c)split, combination or reclassification of any shares of capital stock or other equity capital;
(d)issuance, sale or other disposition of any of its capital stock or other equity interests;
(e)declaration or payment of any dividends or distributions on or in respect of any capital stock or other equity capital or redemption, purchase or acquisition of capital stock or other equity capital (other than in the Ordinary Course of Business);
(f)material change in any method of accounting or accounting practice, except as required by GAAP or as set forth in Exhibit D, or as disclosed in the notes to the Financial Statements;
(g)material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except as required by GAAP or as set forth in Exhibit D, or as disclosed in the notes to the Financial Statements;
(h)entry into any Contract that would constitute a Material Contract;
(i)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;
(j)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements (other than in the Ordinary Course of Business);
(k)transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;
(l)abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)material damage, destruction or loss (whether or not covered by insurance) to its property;
(n)capital investment in, or any loan to, any other Person;
(o)acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Company Entity is a party or by which it is bound;
(p)material capital expenditures;
(q)imposition of any Encumbrance upon any properties, capital stock or assets, tangible or intangible;
(r)other than in the Ordinary Course of Business, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as required for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, other than as provided for in any written agreements provided to Parent prior to the date hereof;
(s)hiring or promoting any person as or to (as the case may be) the position of an officer or hiring or promoting any employee below officer except in the Ordinary Course of Business;
(t)the adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, except in the Ordinary Course of Business, (ii) Benefit Plan, except as required by terms of such Benefit Plan or applicable Law, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or equity holders, or current or former directors, officers and employees;
(v)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)other than this Agreement, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;
(y)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(z)Tax election made, modified or revoked except as required by applicable Law, adoption or change in any Tax accounting method except as required by applicable Law, amendment to any income or other material Tax Return, consent to any extension (other than in connection with the filing of a Tax Return in the ordinary course) or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to a refund of Taxes, any closing agreement entered into; voluntary disclosure agreement initiated with any taxing authority; or Tax claim or assessment settled; or
(aa)Contract to do any of the foregoing.
Section 3.09Material Contracts.
(a)Section 3.09(a) of the Company Disclosure Schedules lists each of the following Contracts of each Company Entity as of the date of this Agreement (such Contracts, together with all Contracts listed or otherwise disclosed in Section 3.10(b) of the Company Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Company Disclosure Schedules, being “Material Contracts”):
(i)each Contract involving aggregate consideration in excess of $250,000, and which, in each case, cannot be cancelled by the Company Entity without penalty or without more than thirty (30) days’ notice;
(ii)all Contracts that require a Company Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)all Contracts that provide for the indemnification by a Company Entity of any Person, other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not to provide for the indemnification by the Company of any Person, or the assumption of any Tax, environmental or other Liability of any Person;
(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving aggregate consideration in excess of $250,000;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or severance pay or without more than thirty (30) days’ notice;
(vii)except for Contracts relating to trade payables, all Contracts relating to indebtedness (including guarantees);
(viii)all Contracts with any Governmental Authority;
(ix)all Contracts that limit or purport to limit the ability of a Company Entity to compete in any line of business, with respect to any product with any Person or in any geographic area or market or during any period of time;
(x)all Contracts that provide for any joint venture, partnership or similar arrangement, and any management services agreements with respect to the operation of a third party’s business or portion thereof;
(xi)all collective bargaining agreements, Contracts or similar agreements with any Union, including the Specified Unions; and
(xii)(A) all Contracts with dispensaries, and (B) all Contracts with other potential customers for future supply of cannabis and related products to such Persons, containing covenants to supply such Persons with cannabis or related products in an amount in excess of $250,000.
(b)Each Material Contract is valid and binding on the applicable Company Entity in accordance with its terms and is in full force and effect, except to the extent that a Material Contract has expired according to its terms, in which case, such Material Contract remains valid and binding and in full force and effect with respect to the provisions that survive the expiration or termination thereof. None of the Company Entities or, to the Company’s Knowledge, any other party thereto, is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would, with respect to any Company Entity, or to the Company’s Knowledge, any other party thereto, constitute an event of default under any Material Contract, result in a termination thereof or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
Section 3.10Title to Assets; Real Property.
(a)The Company Entities have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets (not including Real Property) sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the items set forth in Section 3.10(a) of the Company Disclosure Schedules and the following (collectively referred to as “Permitted Encumbrances”):
(i)Encumbrances for Taxes not yet due and payable or that are being contested in good faith for which appropriate reserves have been established in accordance with GAAP;
(ii)mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent, or, if delinquent, that are being contested in good faith and are not, individually or in the aggregate, material to the business of the Company Entities;
(iii)easements, rights of way, covenants, restrictions of record, maps, zoning ordinances and other similar Encumbrances affecting Real Property which do not interfere with the use or operation of such Real Property as such Real Property is presently used or operated;
(iv)other than with respect to owned Real Property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company Entities; or
(v)Encumbrances arising under or in connection with Indebtedness that will be discharged at Closing.
(b)Section 3.10(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by a Company Entity, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such Real Property. Except as set forth in a lease applicable to leased Real Property, no Company Entity is a party to any agreement or option to purchase any Real Property or interest therein. With respect to owned Real Property, the Company Entities have delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company Entity acquired such Real Property, and copies of all title insurance policies and underlying title documents, opinions, abstracts and surveys in the possession of the Company Entities and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases (and all amendments, modification, and any other agreements with respect thereto) affecting such leased Real Property (the “Leases” and individually, each a “Lease”). No Company Entity is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. No Company Entity’s possession and quiet enjoyment of the Real Property has been disturbed in any material respect, and to the Company’s Knowledge, there are no material disputes with respect to any Real Property. The Company Entities’ present use and operation of the Real Property in the conduct of the Company Entities’ business as presently conducted do not violate in any material respect (I) any Law (other than Federal Cannabis Laws), or (II) to the Company’s Knowledge, covenant, condition, restriction, easement, license, permit or agreement, applicable to the Real Property. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than a Company Entity. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.  Each Lease is valid and binding on the applicable Company Entity in accordance with its terms and is in full force and effect. Except as set forth on Section 3.10(b) of the Company Disclosure Schedules, no Company Entity  is in material breach or default under (or is alleged to be in breach of or default under) such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both would constitute such material breach or default, or permit the termination, modification, or acceleration of rent under such Lease.
Section 3.11Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Company Disclosure Schedules, except as would not be material to the Company Entities, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and except as would not be material to the Company Entities, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (including Company Intellectual Property) owned by the Company Entities are sufficient for the continued conduct of the Company Entities’ business after the Closing in substantially the same manner as the business was conducted prior to the Closing, and the property and assets reflected in the Balance Sheet, or acquired by the Company Entities after the Balance Sheet Date, and any other property or assets currently leased by the Company Entities, constitute all of the property and assets presently used by the Company Entities to conduct the Company Entities’ business as currently conducted.
Section 3.12Intellectual Property.
(a)Section 3.12(a) of the Company Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered and/or common law Trademarks included in the Company Intellectual Property; (iii) all unregistered and material Copyrights included in the Company Intellectual Property; (iv) all proprietary software of the Company Entities; (v) all domain names included in the Company Intellectual Property; and (vi) all other material Company Intellectual Property used or held for use in the Company Entities’ business as currently conducted and as proposed to be conducted.
(b)Section 3.12(b) of the Company Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title and parties thereto, and separately identifying the Company IP Agreements: (i) under which a Company Entity is a licensor or otherwise grants to any Person any right or interest relating to any Company

Intellectual Property; (ii) under which a Company Entity is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person, except for any off the shelf software; and (iii) which otherwise relate to the Company Entities’ ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. The Company has provided Parent with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the applicable Company Entity in accordance with its terms and is in full force and effect. No Company Entity is, and, to the Company’s Knowledge, no other party thereto is, or is alleged to be, in material breach of or default under, and, no Company Entity has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.
(c)Except as set forth in Section 3.12(c) of the Company Disclosure Schedules, one of the Company Entities is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use by the Company Entities in the conduct of the Company Entities’ business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company Entities have, and enforce, a policy requiring their employees involved in the creation or development of Intellectual Property to execute a proprietary information and assignment agreement and has provided Parent with the form of such Contract. The Company has entered into binding, valid and enforceable, written agreements with each current and former employee, current and former independent contractor, and any other Person involved in the creation or development of Company Intellectual Property whereby such employee, independent contractor, or other Person (i) acknowledges the Company’s exclusive ownership of all Company Intellectual Property; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee, independent contractor, or other Person may have in or to Company Intellectual Property, to the extent such Company Intellectual Property does not constitute a “work made for hire” within the meaning of 17 U.S.C. §§ 101 and 201 of the Copyright Act; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any Company Intellectual Property, to the extent permitted under the Law.
(d)Other than the Required Consents, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company Entities’ rights to own or use any Company Intellectual Property or Licensed Intellectual Property.
(e)All Company IP Registrations are subsisting and in full force and effect. The Company Entities have taken all commercially reasonable and necessary steps to maintain and enforce the Company Intellectual Property, which is registered or for which an application for registration has been filed, and taken all commercially reasonable steps to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company Entities have provided Parent with true and complete copies of all material file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.
(f)The conduct of the Company Entities’ business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.
(g)There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by any Company Entity of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Company Entities’ right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by any Company Entity or, to the Company’s Knowledge, by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to such Action. No Company Entity is subject to any outstanding or, to the Company’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.
(h)Section 3.12(h) of the Company Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company Entities’ business. To the Company’s Knowledge, the Company Entities have complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or, to the Company’s Knowledge, threatened, against any Company Entity alleging any (A) breach or other violation of any Platform Agreement by any Company Entity; or (B) defamation, violation of publicity rights of any Person, or any other violation of applicable Law by any Company Entity in connection with its use of social media.
(i)To the Company’s Knowledge, all Company IT Systems are in good working condition as are all of the Company IT Systems used in the operation of the Company Entities’ business as currently conducted and as proposed to be conducted. To the Company’s Knowledge, in the past six (6) years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has not been remedied. The Company Entities have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements. The

Company has complied in all material respects with all relevant terms of service, terms of use, and any other policies or guidelines governing its use of open source software.
(j)The Company Entities have complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company Entities’ business. Except as set forth in Section 3.12(j) of the Company Disclosure Schedules, in the past six (6) years, no Company Entity has (i) to the Company’s Knowledge, experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company Entity’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that would reasonably be expected to give rise to any such Action.
Section 3.13Inventory. All inventory of the Company Entities, whether or not reflected in the Balance Sheet, (a) consists of a quality and quantity usable or salable consistent with good and accepted practices in the cannabis industry and in the Ordinary Course of Business, except for spoiled, obsolete, damaged, contaminated, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, which damaged or otherwise unsaleable items have been properly documented and reported to the applicable Governmental Authority to the extent required under state Laws, (b) except as set forth in Section 3.13(b) of the Company Disclosure Schedules, is of a quantity usable or saleable consistent with good and accepted practices in the cannabis industry in the applicable territory for each Company Entity and in the Ordinary Course of Business, (c) was cultivated, harvested, produced, tested, handled and delivered in all material respects in accordance with all applicable Laws (except for the Federal Cannabis Laws), and (d) does not contain any prohibited pesticides, contaminants or any other substance at levels or tolerances or in amounts prohibited by applicable Laws. Other than such inventory sold or otherwise disposed of in the Ordinary Course of Business, all such inventory is owned by the Company Entities free and clear of all Encumbrances, other than Permitted Encumbrances, and no such inventory is held on a consignment basis.
Section 3.14Accounts Receivable. Except as set forth in Section 3.14 of the Company Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Entities involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of the Company Entities not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Interim Balance Sheet on the accounting records of the Company Entities have been determined in accordance with the Historical Accounting Principles, and, with respect to accounts receivable arising after the Interim Balance Sheet Date have been determined in accordance in all material respects with the Historical Accounting Principles, both consistently applied, and both subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15Customers and Suppliers.
(a)Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to any Company Entity for goods or services rendered in an amount greater than or equal to $100,000 during the trailing twelve month period prior to the date of this Agreement (collectively, the “Material Customers”); and (ii) the aggregate amount of consideration paid by each Material Customer during such period. Except as set forth in Section 3.15(a) of the Disclosure Schedules, to the Company’s Knowledge, no Material Customer has ceased, and no Company Entity has received any notice that any Material Customer intends to cease after the Closing, and no Company Entity has Knowledge of such intent to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company Entities.
(b)Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom any Company Entity has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 during the trailing twelve month period prior to the date of this Agreement (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth in Section 3.15(b) of the Disclosure Schedules, to the Company’s Knowledge, no Material Supplier has ceased, and no Company Entity has received any notice that any Material Supplier intends to cease after the Closing, and no Company Entity has Knowledge of such intent to cease, to supply goods or services to the Company Entity or to otherwise terminate or materially reduce its relationship with the Company Entity.
Section 3.16Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company Entities and relating to the assets, business, operations, employees, officers and directors of the Company Entities (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and, subject to the Required Consents, shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 3.16 of the Disclosure Schedules, no Company Entity has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company Entity. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Company’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company Entities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Company Entity is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Entities and are for coverage in amounts in compliance with all applicable Laws and Material Contracts to which any Company Entity is a party or by which it is bound.
Section 3.17Legal Proceedings; Governmental Orders.
(a)Except as set forth in Section 3.17(a) of the Disclosure Schedules, as of the date hereof, there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by any Company Entity affecting any of its properties or assets; or (ii) against or by any Company Entity that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date hereof, to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company Entity or any of its properties or assets. Each Company Entity is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of such Governmental Order.
Section 3.18Compliance With Laws; Permits.
(a)Except as set forth in Section 3.18(a) of the Disclosure Schedules and with respect to Federal Cannabis Laws, each Company Entity has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.
(b)Each Company Entity is in compliance in all material respects with all applicable state and local Laws, and, other than Federal Cannabis Laws, Laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, delivery, sale and possession of cannabis or medical marijuana. No Company Entity imports or exports cannabis products from or to any foreign country.
(c)All Permits required for any Company Entity to conduct its business as presently conducted have been obtained by it and are valid and in full force and effect.
(d)All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(d) of the Disclosure Schedules lists all current Permits issued to any Company Entity, including the names of the Permits and their respective dates of issuance and expiration. Except as set forth in Section 3.18(d) of the Disclosure Schedules, no event has occurred, or failed to occur, that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, surrender or limitation of any Permit set forth in Section 3.18(d) of the Disclosure Schedules.

Section 3.19Environmental Matters.
(a)Each Company Entity is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.
(b)Each Company Entity has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of such Company Entity as presently conducted and all such Environmental Permits are in full force and effect and shall be maintained by the Company Entity through the Closing Date in accordance with Environmental Law, and, to the Company’s Knowledge, no condition, event or circumstance exists with respect to any Company Entity, or its business or operations as presently conducted, that constitutes a material violation of any Environmental Permit.
(c)No real property currently or formerly owned, operated or leased by any Company Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company Entities, or by any Company Entity with respect to any real property currently owned, operated or leased by the Company, or, to the Company’s Knowledge, formerly owned, operated or leased by any Company Entity, and no Company Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company Entities (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company Entity.
(e)Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks for Hazardous Materials owned or operated by any Company Entity.
(f)Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Company Entity and any predecessors as to which any Company Entity may retain liability, and, to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA or any similar state list, and no Company Entity has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage or disposal facilities or locations used by any Company Entity.

(g)To the Company’s Knowledge, no Company Entity has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)The Company Entities have provided or otherwise made available to Parent true, correct, and complete copies of: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of any Company Entity or any currently or formerly owned, operated or leased real property which are in the possession or control of any Company Entity related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).
(i)To the Company’s Knowledge, no condition, event or circumstance concerning the Release or regulation of Hazardous Materials exists that would reasonably be expected to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Company Entity as currently carried out.
(j)No Company Entity possesses, and is not entitled to, any Environmental Attributes.
Section 3.20Employee Benefit Matters.
(a)Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, commission performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, life insurance, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Company Entity for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Company Entity or any spouse or dependent of such individual, or under which any Company Entity or any Company Entity (including by virtue of any of its ERISA Affiliates) has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).  The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.
(b)With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document, together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any related trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, currently in effect; (iv) copies of the most recent summary plan descriptions, summaries of material modifications subsequent to any such summary plan description, summaries of current benefits and coverage, COBRA communications, current employee handbooks and any other material written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification (if any); (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years, if any; (viii) the nondiscrimination tests performed under the Code, if any, with respect to the two (2) most recently completed plan years; and (ix) copies of any material written notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, has received an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, no event or circumstance has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. No event or circumstance has occurred with respect to any Benefit Plan that has subjected or, to the Company’s Knowledge, would reasonably be expected to subject any Company Entity (including by virtue of any of its ERISA Affiliate) or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.
(d)Except as set forth in Section 3.20(d) of the Company Disclosure Schedules, no Benefit Plan is, and no Company Entity nor any of their ERISA Affiliates maintains, contributes to, or has any obligation to contribute to, or has maintained, contributed to, had any obligation to contribute or otherwise had any liability with respect to any (i) single employer plan or other “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA or 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  No Company Entity nor any of their ERISA Affiliates (A) have withdrawn from any pension plan under circumstances resulting (or expected to result) in any Lability to the Pension Benefit Guaranty Corporation; nor (B) have engaged in any transaction which would give rise to a Liability of any Company Entity or any of their ERISA Affiliates under Section 4069 or Section 4212(c) of ERISA.  None of the Benefit Plans provide for post-retirement life or health insurance, benefits or coverage (except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state, local or foreign Law), and no Company Entity nor any of their Affiliates has any liability to provide post termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and the Historical Accounting Principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with the Historical Accounting Principles.
(e)Each Benefit Plan can be amended, terminated or otherwise discontinued at any time, including after the Closing in accordance with its terms. Except as set forth in Section 3.20(j) of the Disclosure Schedules, no Company Entity has any commitment or obligation and has not made any representations to any current or former employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(f)There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the past six (6) years been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(g)There has been no amendment to, announcement by any Company Entity or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis and other than increases to expenses to provide of maintain a Benefit Plan incurred in the Ordinary Course of Business) with respect to any director, officer, employee, independent contractor or consultant, as applicable.
(h)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No Company Entity has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)Each individual who is classified by a Company Entity as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(j)Except as set forth in this Agreement, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) entitle any current or former director, officer, employee, independent contractor or consultant of any Company Entity to severance pay or any other payment or accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual. Except as set forth in Section 3.20(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) limit or restrict the right of any Company Entity to merge, amend or terminate any Benefit Plan; (ii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.
Section 3.21Employment Matters.
(a)Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees of each Company Entity, or independent contractors or consultants regularly engaged in the business or operations of the Company Entities, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof, including accrued vacation or paid time off; (vii) exempt or non-exempt classification under the Fair Labor Standard Act or any equivalent Laws of any jurisdiction; (viii) eligibility to receive severance benefits; (ix) visa/immigration status; and (x) principal work location.  As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable and due and owing to all current or former employees, independent contractors or consultants of each Company Entity for services performed on or prior to the date hereof have been paid in full (or, as of the Closing Date, will be included as Current Liabilities in the estimated Closing Working Capital). Except as set forth in this Agreement and except for standard annual raises and bonuses that are made in the Ordinary Course of Business and that in the aggregate do not exceed an amount equal to five percent (5%) of the aggregate compensation paid by the Company Entities to employees in 2025, there are no outstanding agreements, understandings or commitments of each Company Entity with respect to any increases to compensation, commissions, bonuses or fees payable to employees, independent contractors or consultants of the Company Entity for services performed after Closing.

(b)No Company Entity is, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of any Company Entity, other than the Specified Unions. No Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, other than the Specified Unions. During the past three (3) years, there has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company Entities or any of their employees. Except with respect to labor peace agreements that the Company Entities are required to enter into under applicable Law, the Company Entities have no duty to bargain with any Union, other than the Specified Unions. To the Company’s Knowledge, no written complaint against the Company Entities is currently pending or threatened before the National Labor Relations Board or the Equal Employment Opportunity Commission or before any analogous entity in any country and the Company Entities have not received written notice of intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to employees and no such investigation is in progress. Except as set forth on Section 3.21(b) of the Disclosure Schedules, during the past three (3) years, there have not been any labor or employment-related proceedings of any kind, pending or, threatened in writing in any forum, relating to an alleged violation by the Company Entities (or their directors, managers, officers, consultants, independent contractors, or employees (in their capacity as such)) of any Law.
(c)Each Company Entity is and has during the past three (3) years been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Company Entity, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company Entities as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company Entities classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Each Company Entity is and has been in compliance in all material respects with all applicable immigration laws, including Form I-9 requirements. There are no and in the past three (3) years there have not been any Actions against any Company Entity pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any Company Entity, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws. To the Company’s Knowledge, no current employee of any Company Entity or independent contractor engaged any Company Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, nonsolicitation or proprietary rights agreement, between such employee or independent contractor, as the case may be, and any other Person, in each case that (x) limits or otherwise restricts the employee’s or independent contractor’s ability to perform such employee’s or independent contractor’s duties to such Company Entity or (y) would be breached or violated by such employee’s or independent contractor’s performance of such duties.
(d)Each Company Entity has complied in all material respects with the WARN Act and all other employment loss notification obligations arising under any statute or otherwise. No Company Entity has plans to undertake any action in the future that would trigger the WARN Act, and no Company Entity has engaged in any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger any WARN Act obligation. No former employees of any Company Entity have suffered an “employment loss” (as defined in WARN) in the ninety (90) days prior to the date hereof.
(e)No employee of any Company Entity is party to any agreement as to length of notice or severance payment required to terminate such employee’s employment, including in connection with a change of control.
(f)No Company Entity has had any immigration violations, nor has any Company Entity knowingly employed any individual not authorized to work in the United States for work in the United States, and the Company Entities have complied in all material respects with all Form I-9 requirements (including proper completion and retention of Forms I-9 for all employees and/or leased employees) and any applicable mandatory E-Verify, and no visa or work permit held by any employee of any Company Entity will expire during the twelve (12) month period following the date of this Agreement. To the Company’s Knowledge, there is no pending or threatened investigation or audit by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration laws in respect of any Company Entity. No Company Entity has received a “no match” letter from the Social Security Administration concerning any current or former employee.
(g)(i) No Company Entity has entered into any settlement agreement during the past three (3) years relating to the allegations of sexual harassment or sexual misconduct by any officer, director or employee; and (ii) no discrimination, harassment or assault or assault allegations have been made in the past three (3) years against any of the Company Entity’s senior employees or officers. The Company Entities are and have been in material compliance with all applicable Laws relating to harassment training for their employees and do not reasonably expect any material Liabilities with respect to any harassment allegation of which they are or were made aware.
(h)The Company Entities have not received notice from any third party that any current or former employee or independent contractor: (i) has violated any of the terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such employee has entered with any third party, (ii) has disclosed to, or utilized on behalf of, any of the Company Entities, any Trade Secrets or proprietary information or documentation of any third party, or (iii) has materially and improperly interfered in the employment relationship between any third party and any of such third party’s present or former employees. No Company Entity is obligated to defend or indemnify any current or former employee for any such employee’s breach of any terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such Person has entered with any third party.
(i)Other than the individuals required to resign pursuant to Section 5.07 (if applicable), no executive officer of any Company Entity has, or has notified the Company in writing of his or her intent to, (i) terminate his or her employment or service with the Company, (ii) terminate his or her employment or service upon the consummation of the transactions contemplated by this Agreement, or (iii) demand additional compensation in connection with, or upon the consummation of, the transactions contemplated by this Agreement.
Section 3.22Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:
(a)All income and other material Tax Returns required to be filed on or before the Closing Date by the Company Entities have been, or will be, timely filed with the appropriate taxing authorities. Such Tax Returns are, or will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by any Company Entity on or before the Closing Date (whether or not shown on any Tax Return) have been, or will be, timely and properly paid.
(b)Each Company Entity has timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, Stockholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(c)No claim has been made in writing by any taxing authority in any jurisdiction where any Company Entity does not file Tax Returns that it has been, is, or may be, subject to Tax by that jurisdiction.
(d)No waiver, extension or comparable consent given by any of the Company Entities regarding the filing of any Return or the application of the statute of limitations with respect to any Taxes (including any assessment or deficiency) or Tax Returns is outstanding, nor is any request for any such waiver, extension, or consent pending, in each case other than as a result of automatic, six-month extensions granted in connection with the filing of an originally-filed Tax Return.
(e)The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements. The amount of the Company Entities’ Liability of unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f)No deficiency for, or request for information relating to, any Taxes has been proposed, asserted or assessed against any Company Entity.
(g)There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of any of the Company Entities, nor has there been any written notice to any of the Company Entities by any taxing authority regarding any such potential or threatened Tax audit or other proceeding.
(h)The Company has made available or will make available to Parent correct and complete copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by, any Company Entity for all Tax periods ending after December 31, 2021.
(i)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Company Entity.
(j)No Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation, or similar agreement.
(k)No Company Entity has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that might affect the amount of Tax due from any of the Company Entities after the Closing Date. Other than powers of attorney executed by the Company Entities in the Ordinary Course of Business for the purposes of filing Tax Returns and responding to inquiries related thereto, all of which may be terminated after the Closing, no power of attorney with respect to Taxes has been executed or filed with any taxing authority by or on behalf of any of the Company Entities that will remain in effect at the Closing.
(l)No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than any such group of which the Company is the common parent). No Company Entity has any Liability for Taxes of any Person (other than another Company Entity) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or by contract.
(m)No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Laws relating to Taxes), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, or similar provision of state, local, or foreign law;
(iii)an installment sale or open transaction occurring on or prior to the Closing Date;

(iv)a prepaid amount received on or before the Closing Date outside of the Ordinary Course of Business;
(v)election under Section 108(i) of the Code; or
(vi)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.
(n)No Company Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(o)No Company Entity is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(p)The Company is, and has been at all times since August 6, 2024, treated as a C corporation for U.S. federal income tax purposes. Neither the Company, nor any Company Entity, has ever been or has filed any Tax Return as an S corporation (within the meaning of Sections 1361 and 1362 of the Code) or as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code). Section 3.22(p) of the Disclosure Schedules sets forth the US federal income Tax classification of each Company Entity and any changes to such classification within the last five (5) years.
(q)To the Company’s Knowledge, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 3.23Books and Records. The minute books of the Company Entities, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company Entities contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board, any committees of the Company Board, and any boards of directors or equivalent governing body, any committees thereof and the equity holders of each other Company Entity, as applicable. The stock record books of the Company Entities, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company Entities.
Section 3.24Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, no executive officer or director of any Company Entity or any person owning five percent (5%) or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon any Company Entity or any of its assets, rights or properties or has any interest in any property owned by any Company Entity or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Company Entity.
Section 3.26Securities Law Matters. The Company (and any other Company Entity) is not required to register any securities with the SEC under the Exchange Act or file reports with the SEC pursuant to Section 12(g) or Section 12(b) of the Exchange Act, is not in default under applicable Securities Laws, and the Company has complied in all material respects with applicable Securities Laws. No Company Entity is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
Section 3.27Stockholder Sophistication. Each Stockholder is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits and risks of its investment in the Parent Shares and is able to bear the economic risk of loss of its investment in the Parent Shares.
Section 3.28No Other Representations and Warranties. The representations and warranties made by the Company contained in this Article III constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including (a) any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or its business or operations, or (b) as to the accuracy or completeness of any information regarding the Company Entities furnished or made available to Parent, Merger Sub or their representatives) are specifically disclaimed by the Company.
Article IV.
Representations and Warranties of Parent and Merger Sub

Except as disclosed in any reports, schedules, exhibits, forms, statements (including registration statements), prospectuses, certifications, and other documents that Parent filed with or furnished to the SEC pursuant to the Securities Act or the Exchange Act (together with any exhibits and schedules thereto and other information incorporated therein) on or after December 31, 2022 and no later than three (3) Business Days prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” or “Forward Looking Statements” sections and any disclosures included in any such filings that are cautionary, predictive or forward looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and (subject to obtaining the Exchange Approval) perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, except with respect to the impact of any Federal Cannabis Laws. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable Laws, including Federal Cannabis Laws, and by general principles of equity, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.
Section 4.02No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the notice of articles and articles or certificate of incorporation, and by-laws, as applicable, or other organizational documents of Parent or Merger Sub; (b) subject to Parent’s prior delivery and receipt of notices and approvals required by the Parent Cannabis Laws and the State Cannabis Laws, and the Exchange Approval, and assuming all Stockholders qualify for a valid exemption under applicable Securities Laws with respect to receipt of any Parent Shares, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub (except for Federal Cannabis Laws); or (c) except for a notice to be delivered by Parent to the lenders and their related parties pursuant to that certain Loan and Security Agreement by and among Parent, East West Bank, and certain other parties thereto dated July 3, 2025, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. The Parent Board, by resolutions duly adopted by unanimous written consent of the Parent Board, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of Parent Shares, are fair to, and in the best interests of, the shareholders of Parent, and (ii) approved and declared advisable the transactions contemplated by this Agreement, including the issuance of Parent Shares. Other than notices and approvals required by the Parent Cannabis Laws and the State Cannabis Laws, and the Exchange Approval, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings and approvals as may be required under Securities Laws.
Section 4.03No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
Section 4.04Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.05Legal Proceedings. Except as disclosed in Section 4.05 of the Disclosure Schedules, as of the date hereof, there are no Actions pending or, to Parent’s Knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that (i) materially affect any of their properties or assets, or (ii) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. As of the date hereof, to Parent’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.06Capitalization.
(a)As of the close of business on December 17, 2025, the issued and outstanding share capital of Parent consists of (i) 1,041,350,623 Parent Subordinate Voting Shares, (ii) 233,192 Parent Multiple Voting Shares, and (iii) nil super voting shares. In addition, as of the close of business on December 17, 2025, an aggregate of 101,107,249 Parent Shares are issuable upon the exercise of outstanding equity award options and 18,541,586 Parent Shares are issuable upon the exercise of outstanding warrants to purchase Parent Shares.
(b)The Parent Shares issuable to Stockholders pursuant to this Agreement have been duly authorized and when issued, (i) will be validly issued, fully paid and non-assessable; (ii) not be subject to any preemptive rights, rights of first refusal or similar rights created by statute, the notice of articles, articles or other organizational documents of Parent, or any agreement to which Parent is a party; (iii) except as set forth on Section 4.06(b) of the Disclosure Schedules, be free of any Encumbrances created by Parent in respect thereof; (iv) be issued in compliance with applicable Laws; (v) will be listed for trading on the Exchange; and (vi) except as otherwise contemplated hereby, entitle the holder thereof to all of the same special rights and restrictions accorded to holders of the Parent Shares in the notice of articles, articles and other organizational documents of Parent.
Section 4.07Financial Statements.  Complete copies of Parent’s unaudited financial statements consisting of the balance sheet of Parent as of September 30, 2025 and the related statements of income and retained earnings for the three and nine-month periods then ended (the “Parent Financial Statements”) have been made available via public filing on EDGAR (www.sec.gov) or SEDAR+ (www.sedarplus.ca). The Parent Financial Statements fairly present, in all material respects, the financial position of Parent as of the date thereof and the results of the operations of Parent for the periods indicated thereby, subject to normal and recurring year-end adjustments and the absence of notes. Neither Parent, nor Merger Sub, has any material Liabilities, except (a) those which are reflected or reserved against in the Parent Financial Statements, or the quarterly financial statements consisting of the balance sheet and the related statements of income and retained earnings of Parent, including any footnotes thereto, made available via public filing as of November 12, 2025, and which are accessible on EDGAR or SEDAR+, (b) those which are incurred in the Ordinary Course of Business since the date of the Parent Financial Statements, and (c) those in connection with or contemplated by this Agreement.
Section 4.08Absence of Parent Material Adverse Effect. Since the date of the Parent Financial Statements, in connection with the execution and delivery of this Agreement and the other documents and agreements entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby, the business of Parent and each of its subsidiaries has been conducted in the Ordinary Course of Business and there has not been or occurred any event, condition, change, or effect that has resulted in a Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.09Compliance With Laws. Each of Parent and Merger Sub has complied, and are now complying, in all material respects with all Laws applicable to it or its business, properties or assets except as would not have a Parent Material Adverse Effect.
Section 4.10Securities Law Matters.  Parent is a “reporting issuer” or the equivalent thereof and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in the provinces of British Columbia, Alberta and Ontario. Parent files reports with the SEC pursuant to Section 12(g) of the Exchange Act. No delisting, suspension of trading in or cease trading order with respect to any securities of Parent and, to the Knowledge of Parent, no inquiry or investigation (formal or informal) of Parent or the public disclosure record of the Parent by any Securities Authority or the SEC, is in effect or ongoing or, to the Knowledge of Parent, is threatened or expected to be implemented or undertaken. Parent has not taken any action to cease to be a reporting issuer in any such province or to deregister the Parent Shares under the Exchange Act, nor has Parent received notification from any Canadian Securities Regulators seeking to revoke the reporting issuer status of Parent or from the SEC seeking to deregister the Parent Shares under the Exchange Act. The Parent Shares are listed and posted for trading on the Exchange. Parent is in compliance with applicable requirements of the Exchange, except where any failure to comply would not, individually or in the aggregate, result in a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated in this Agreement or the Merger. Merger Sub is not a reporting issuer (or its equivalent) in any jurisdiction. Parent has timely filed or furnished (or received or had available a valid extension of time of such time of filing or furnishing) all material filings required to be filed or furnished by Parent with any Governmental Authority in accordance with applicable Securities Laws or the requirements of the Exchange prior to the date of this Agreement. Each of such material filings has complied as filed in all material respects with applicable Laws as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing). As of the date of this Agreement, Parent has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed with or furnished to, as applicable, any Canadian Securities Regulators or the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any Canadian Securities Regulators or the SEC with respect to any of filings by Parent and, to Parent’s Knowledge, none of Parent, Merger Sub or any filing by Parent is the subject of an ongoing audit, review, comment or investigation by any Canadian Securities Regulators, the SEC or other Governmental Authority.
Section 4.11Taxes.  Parent is presently, and upon the Closing will be, treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Prior to the date of this Agreement, Parent has not taken any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 4.12No Other Representations and Warranties. The representations and warranties made by Parent and Merger Sub contained in this Article IV constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the transactions contemplated hereby, and the Company and each Stockholder understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including (a) any relating to the future or historical financial condition, results of operations, assets or liabilities of Parent and Merger Sub or its business or operations, or (b) as to the accuracy or completeness of any information regarding Parent and Merger Sub furnished or made available to the Company, Stockholders or their representatives) are specifically disclaimed by Parent and Merger Sub.
Section 4.13Acknowledgement and Representations by Parent. Parent acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company Entities and has been furnished with or given full access to all information about the Company Entities and their respective businesses and operations as Parent and its representatives and advisors have requested. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and Parent acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto (including, for avoidance of doubt, any Ancillary Documents), neither the Company nor any other Company Entity nor any of their respective directors, officers, managers, members, employees, affiliates, stockholders, equity holders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent or any of its respective agents, representatives, lenders or affiliates prior to the execution of this Agreement, or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Company Entity heretofore or hereafter delivered to or made available to Parent or any of its respective agents, representatives, lenders or Affiliates.
Article V.
Covenants
Section 5.01Reasonable Commercial Efforts. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date (but subject to Section 5.08):
(a)Each party will cooperate with the other parties and use its commercially reasonable efforts to promptly (i) take or cause to be taken all reasonable actions, and do or cause to be done all reasonable things, necessary, proper or advisable under this Agreement and the Ancillary Documents and applicable Law to consummate and make effective the Merger as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Merger and (iii) execute and deliver such documents, certificates and other papers as a party may reasonably request to evidence the other party’s satisfaction of its obligations hereunder.
(b)Without limiting the forgoing, the parties will: (i) cooperate with one another promptly to determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law and (ii) cooperate in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations or approvals.
(c)Each party will keep the other party reasonably apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each party will without limitation: (i) promptly notify the other party of, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Merger, (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed material written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger, (iii) furnish the other party with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, any Ancillary Document and the Merger and (iv) furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

Section 5.02Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) conduct the business of the Company Entities in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company Entities and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Entities. Without limiting the foregoing, from the date hereof until the Closing Date, except to the extent that the Parent has consented otherwise in writing, the Company shall:
(a)preserve and maintain all Permits;
(b)pay debts, Taxes and other obligations when due, except as may be contested by the Company in good faith;
(c)maintain the properties and assets owned, operated or used in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(e)defend and protect their properties and assets from infringement or usurpation;
(f)perform all of their obligations, in all material respects, under all Contracts relating to or affecting its properties, assets or business, except such obligations as may be contested in good faith by the Company;
(g)maintain its books and records in accordance with past practice;
(h)comply in all material respects with all applicable Laws; and
(i)except as otherwise expressly permitted under this Agreement, not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 (as if set forth herein) to occur.

Section 5.03Access to Information. From the date hereof until the Closing, the Company shall (i) subject to applicable Laws, afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company Entities; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company Entities as Parent or any of its Representatives may reasonably request; and (iii) subject to applicable Laws, instruct the Representatives of the Company Entities to cooperate with Parent in its investigation of the Company Entities. Without limiting the foregoing, the Company shall permit Parent and its Representatives to conduct non-intrusive environmental due diligence on the Company Entities and the Real Property. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Entities. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company Entities in this Agreement.
Section 5.04No Solicitation of Other Bids.
(a)The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company Entity; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Company Entity; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Company Entity’s properties or assets, except for sale of inventory and sale or disposal of obsolete assets in the Ordinary Course of Business.
(b)In addition to the other obligations under this Section 5.04, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by any Company Entity or its Representatives) advise Parent orally or in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)The Company agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.05Stockholders Consent.
(a)Promptly, and in any event within ten (10) Business Days following the execution and delivery of this Agreement, the Company shall deliver to Parent, in a form reasonably acceptable to Parent, the Requisite Company Vote pursuant to a written consent (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Without limiting the foregoing, the Written Consent shall include the affirmative vote of the Stockholders required to terminate the Stockholders Agreements as of the Effective Time.
(b)Promptly following but in no event later than fifteen (15) Business Days after, delivery to Parent of the Written Consent pursuant to subsection (a) above, the Company shall prepare and provide to Parent for its review a notice (the “Stockholder Notice”), in accordance with applicable Law and the Company Charter Documents, to every Stockholder that did not execute the Written Consent. The Company shall mail such Stockholder Notice to each such Stockholder within two (2) Business Days following approval thereof by Parent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and the bylaws of the Company, (iii) notify such Stockholders of their dissent and appraisal rights pursuant to the DGCL, and include the other items required by the DGCL and (iv) request that each such Stockholder execute the Written Consent and waive any dissent and appraisal rights pursuant to the DGCL. The Stockholder Notice shall include therewith a form for demanding payment, a copy of the applicable provisions of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the period during which a Stockholder must demand appraisal of such Stockholder’s Shares, which period may not be less than 30 nor more than 60 days after the date the Stockholder Notice is delivered, as contemplated by the DGCL. All materials submitted to the Stockholders in accordance with this Section 5.05(b) shall be subject to Parent’s advance review and reasonable approval (which approval Parent shall not unreasonably withhold, condition or delay).
Section 5.06Notice of Certain Events.
(a)From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Company Entity that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)Parent’s receipt of information pursuant to this Section 5.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Company Disclosure Schedules.
Section 5.07Resignations. Unless otherwise requested by Parent or otherwise required by applicable State Cannabis Laws, the Company shall deliver to Parent written resignations, effective as of the Closing Date, of each of the officers, managers and directors of the Company Entities.
Section 5.08Governmental Approvals and Consents.
(a)Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary, in each case, for the performance of its obligations pursuant to this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.
(b)Each of the Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02, Section 3.03 and Section 4.02 of the Disclosure Schedules.
(c)Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:
(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, have such Governmental Order vacated or lifted.
(d)Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, any Company Entity, or any of their respective Affiliates (or agree to or permit or require any Company Entity to do any of the foregoing); (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect on Parent and its Affiliates or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement or any Ancillary Document; or (iii) any material modification or waiver of the terms and conditions of this Agreement or any Ancillary Document.
(e)Promptly following the date hereof, Parent shall apply for and use its reasonable best efforts to obtain and maintain in force the Exchange Approval. Parent shall use its reasonable best efforts to (i) remain a reporting issuer within the meaning of applicable Canadian Securities Laws in each of the jurisdictions in which Parent is currently a reporting issuer, and (ii) maintain the listing of the Parent Shares on the Exchange and ensure that the Parent Shares are not halted or suspended.
Section 5.09Directors’ and Officers’ Indemnification and Insurance.
(a)Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each a “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09 of the Disclosure Schedules and provided to Parent prior to the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period that would be covered thereunder, until the final disposition of such proceeding or claim.
(b)For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) (each, a “D&O Claim”), including for the avoidance of doubt any D&O Claim arising in connection with the Eaze Technologies, Inc. 7 chapter bankruptcy filing in the Northern District of California bankruptcy court on March 21, 2025 (Case Number:25-30219), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines related to or arising under any such D&O Claim as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent.
(c)Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.
(d)The obligations of Parent and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).
(e)In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.10Public Announcements. Parent and the Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel) or otherwise permitted by this Agreement, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, that no separate approval will be required in respect of any press release or public announcement to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement. Notwithstanding anything herein to the contrary, following Closing and after the initial press release, the Stockholder Representative shall be permitted to announce that it has been engaged to serve as the Stockholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.
Section 5.11Union Matters. From the date of this Agreement to the Closing or earlier termination of this Agreement, the Company shall (i) provide Parent with reasonable prior written notice of any proposed or planned bargaining or negotiations with the Specified Unions regarding any collective bargaining or labor agreement; (ii) promptly provide Parent with copies of any material written communications received from the Specified Unions and keep Parent reasonably informed of any material oral communications with the Specified Unions; and (iii) promptly provide Parent with a written summary of any material discussions, bargaining or negotiations with the Specified Unions and allow Parent (or  a representative thereof) to review draft proposals.
Section 5.12Regulatory Consents. Without limiting the generality of Section 5.01, the parties hereto (other than the Stockholder Representative) shall cooperate and collectively use commercially reasonable efforts to promptly obtain and receive all findings, approvals, and consents (including the Regulatory Consents) necessary for the transfer of the ownership interests in the Company as required due to certain Company Entities’ ownership or control of the Cannabis Licenses issued by the applicable state cannabis licensing authority (the “State Licenses”), as required by each of the applicable Governmental Authorities in connection with the consummation of the Merger as contemplated hereby, and shall cooperate to submit all necessary applications, forms, supporting documents, background checks, investigations, interviews, and the like to the applicable state, county, municipal and other local Governmental Authorities, in accordance with any applicable state, county, municipal and other local Laws (collectively, “State Cannabis Laws”).
Section 5.13Termination of Equity Incentive Plan and Company Options. On or prior to the Closing and effective as of no later than immediately prior to the Closing, the Company shall take all actions reasonable and necessary to terminate (a) the Eaze Inc. 2024 Equity Incentive Plan (the “Company Incentive Plan”) and (b) all of the Company Options issued under the Company Incentive Plan, consistent with the terms of the Company Incentive Plan, in each case, in form and substance reasonably satisfactory to Parent. From and after the Closing, no Company Options or any other equity awards or convertible securities of any type of the Company shall be issued and outstanding. Prior to the Closing, the Company shall deliver all required notices, obtain all necessary approvals and consents, and deliver evidence reasonably satisfactory to Parent that all necessary determinations by the board of directors of the Company or applicable committee thereof to terminate the Plan and all Company Options have been made and are valid, binding and enforceable.
Section 5.14RSU Grants.
(a)Closing RSU Grants.  Promptly (but in any event no later than thirty (30) days) following the Closing Date, Parent shall issue the number of restricted stock units in respect of Parent Shares (the “Closing RSU Grants”) set forth opposite each name of those individuals set forth on Section 5.14(a) of the Company Disclosure Schedules (the “Closing RSU Grant Recipients”), in each case substantially in the form of award agreement agreed upon by Parent and the Company (the “Closing RSU Grant Award Agreements”) in respect of the continued employment of the Closing RSU Grant Recipients through the Closing Date .  Each Closing RSU Grant shall be fully vested as of the date of issuance and subject to the terms of the Closing RSU Award Agreement.
(b)Incentive RSU Grants. Promptly (but in any event no later than thirty (30) days) following the Closing Date, Parent shall issue restricted stock units (the “Incentive RSU Grants”) to those individuals set forth on Section 5.14(b) of the Company Disclosure Schedules (collectively, the “Incentive RSU Grant Recipients”), in each case substantially in the form of award agreement agreed upon by Parent and the Company (the “Incentive RSU Grant Award Agreements”) in respect of continued employment of the Incentive RSU Grant Recipients through the award date; provided, that, to the extent an Incentive RSU Grant Recipient forfeits any portion of their Incentive RSU Grant prior to payment thereof, such forfeited Incentive RSU Grant or portion thereof shall be awarded proportionally to the non-forfeiting Incentive RSU Grant Recipients based on their awarded percentage of the total number of Incentive RSU Grants at the time of such forfeiture; provided, further, that any reallocation of forfeited Incentive RSUs shall be subject to compliance with the policies of the Exchange, and may be implemented only to the extent permitted thereunder, and may require treatment as a new award or grant for purposes of such policies, including applicable notice, acceptance or approval requirements.  Each Incentive RSU Grant shall vest based on the conditions set forth in the applicable Incentive RSU Grant Award Agreement.
Section 5.15Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.16Takeover Statutes. If any state antitakeover statute, “moratorium,” “control share acquisition,” “business combination,” “fair price” or similar statute or regulation (collectively, “Takeover Laws”) is or may become applicable to the transactions contemplated by this Agreement, the Company and its Affiliates shall use reasonable best efforts to (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any Takeover Laws on the transactions contemplated hereby.
Section 5.17Section 280G.  If it is reasonably expected that, absent the vote described below, there would be a disallowed deduction under Section 280G of the Code or an imposition of Taxes under Section 4999 of the Code with respect to any Parachute Payments (as defined below), before the Closing Date, the Company will (i) submit to all Persons entitled to vote (within the meaning of the Treasury Regulations under Section 280G of the Code) the material facts concerning all payments and benefits that Parent reasonably believes, in the absence of shareholder approval of such payments and benefits, could be “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Parachute Payments”), in form and substance satisfactory to Parent and its counsel, which will satisfy all requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, and (ii) solicit the approval and consent of all such Persons with respect to the Parachute Payments.  The Company’s board of directors will recommend approval of the Parachute Payments, unless the Company’s board of directors believes in good faith, after consultation with the Company’s counsel, that such recommendation would be inconsistent with the fiduciary duties of Company’s board of directors under applicable Laws or otherwise result in a disallowed deduction under Section 280G of the Code or an imposition of Taxes under Section 4999 of the Code with respect to any Parachute Payments.
Section 5.18Financial Statements; SEC Reporting Cooperation.
(a)Historical Financial Statements and Other Information.  The Company shall cause its officers, employees, agents, auditors and other representatives to, reasonably cooperate with Parent and use commercially reasonable efforts to promptly prepare, furnish and deliver to Parent (and, if requested by Parent, to Parent’s independent registered public accounting firm) all financial statements and other financial information regarding the Company Entities that is required to be included or incorporated by reference in, or that is otherwise reasonably requested by Parent in connection with, any filings by Parent or its Affiliates with the SEC in connection with the transactions contemplated by this Agreement including:
(i)the historical audited balance sheets and related statements of income, comprehensive income, cash flows and changes in stockholders’ equity (including all notes thereto) of the Company Entities for the one-year period ended December 31, 2025, prepared in accordance with GAAP applied on a consistent basis and audited in accordance with the standards of the AICPA by an independent registered public accounting firm;
(ii)the historical unaudited interim balance sheets and related statements of income, comprehensive income, cash flows and changes in stockholders’ equity (including all notes thereto) of the Company Entities for any interim periods required by Regulation S-X under the Exchange Act, prepared in accordance with GAAP for such periods; and
(iii)such other financial statements, financial data, segment information, selected financial data and related information as are required by Regulation S-X, Regulation S-K or any other applicable rules and forms of the SEC for inclusion or incorporation by reference in any registration statement, proxy statement, information statement, prospectus, current report on Form 8-K, periodic report on Form 10-K or Form 10-Q or other filings of Parent or its Affiliates with the SEC relating to the transactions contemplated by this Agreement, including any required pro forma financial information under Article 11 of Regulation S-X.
(b)Timeliness; Form and Substance. The financial statements and other information described in Section 5.18(a) shall:
(i)be prepared in all material respects in accordance with GAAP and the applicable rules and regulations of the SEC (including Regulation S-X and Regulation S-K);
(ii)be provided in such form (including in electronic format and with such supporting schedules and workpapers as are reasonably requested) and within such time periods as are reasonably necessary to permit Parent to (A) meet any filing deadlines under the Securities Act or the Exchange Act with respect to any SEC filing that includes or incorporates such information and (B) respond in a timely manner to any comments from the SEC or its staff in respect of such SEC filing; and
(iii)be accompanied, to the extent requested by Parent and reasonably available to the Company, by customary management representation letters, back-up schedules and other supporting documentation reasonably requested by Parent or its independent registered public accounting firm in connection with their audit or review of such financial statements or the preparation of any pro forma financial information.
(c)Auditor Cooperation; Consents; Comfort Letters. The Company shall use commercially reasonable efforts to:
(i)cause its independent registered public accounting firm (or other independent auditors, as applicable) to cooperate with Parent and its Representatives in connection with any audit, review or procedures that may be required for Parent to prepare and file with the SEC any financial statements of the Company Entities and any pro forma financial information required by Regulation S-X in connection with the transactions contemplated by this Agreement;
(ii)provide Parent and its independent registered public accounting firm with reasonable access to the Company Entities’ books and records and relevant audit workpapers (subject to customary execution of access letters if required by such auditors), in each case in a manner that does not unreasonably interfere with the conduct of the business of the Company; and

(iii)use commercially reasonable efforts to cause its independent registered public accounting firm (or other independent auditors, as applicable) to furnish any consents, comfort letters and other auditor deliverables customarily provided in connection with the inclusion or incorporation by reference of their reports on the Company Entities’ financial statements in any registration statement, proxy statement, information statement, prospectus or other SEC filing of Parent or its Affiliates in connection with the transactions contemplated hereby.
Article VI.
Tax Matters
Section 6.01Tax Covenants and Transfer Taxes.
(a)Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), and except as set forth on Section 6.01 of the Disclosure Schedules, prior to the Closing, the Company Entities shall not make, change or rescind any Tax election, amend any Tax Return, or take any position on any income Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period, in each case, outside the Ordinary Course of Business and without departure from the Company’s (or the applicable Company Entity’s) historic practices and except as required by applicable Law.
(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest and any real property transfer Tax and any other similar Tax) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, shall be borne and paid equally by Parent or the Surviving Corporation, on the one hand, and the Stockholders (in accordance with their Pro Rata Shares), on the other hand, when due. The Company and Stockholders shall reasonably cooperate with Parent in connection with the filing of any Tax Returns with respect thereto as necessary.
Section 6.02Termination of Existing Tax Sharing Agreements. Any and all existing Tax indemnity, Tax sharing, Tax allocation, or similar agreements (whether written or not) binding upon the Company Entities (excluding any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification) shall be terminated as of the Closing Date. After such date, none of the Company Entities nor any of their Representatives shall have any further rights or liabilities thereunder.
Section 6.03Tax Indemnification. Subject to Section 9.04(c) and excluding all Excluded Taxes (to the extent such amounts were taken into account as a reduction to the Total Merger Consideration), Stockholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Parent Indemnitees and hold them harmless from and against (a) all Taxes required to be withheld by the Company as a result of the distributions or other payments contemplated by Section 2.02(b) hereof; (b) all Taxes of the Stockholders, including the

Stockholders’ share of any Taxes under Section 6.01(b) hereof; (c) all Taxes of any Company Entity for all Pre-Closing Tax Periods (including any Taxes under Section 280E of the Code); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which such Company Entity (or any predecessor of such Company Entity) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on any Company Entity arising under the principles of transferee or successor liability or by contract, in each case relating to an event or transaction occurring before the Closing Date; (f) all Taxes resulting from the Company’s failure to deliver the certificate and required notice, properly completed and executed, as contemplated by Section 2.03(a)(vi) hereof; and (g) Parent’s inability to utilize any of the Utilized Net Operating Losses or a taxing authority’s challenge of  any such utilization, in each case to the extent such Utilized Net Operating Losses were accounted for as an increase in the Earn-Out Amount (collectively, “Indemnified Taxes”). In each of the above cases, the term “Taxes” shall include Losses arising from or directly relating to such Taxes including the non-payment thereof. Further, in each of the above cases, Parent and the Stockholder Representative (for and on behalf of the Stockholders), within ten (10) Business Days after payment of such Indemnified Taxes by Parent or its Affiliates, shall (A) direct the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded down to the nearest whole number) equal to the quotient of (1) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (2)) of the excess Indemnified Taxes, divided by (2) the twenty (20)-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange, as reported by Bloomberg Finance L.P., with any further excess of the amount of Indemnified Taxes over the then-remaining number of Escrow Shares to be paid by (B) the Stockholders transferring to Parent a number of Parent Shares (rounded down to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such remaining excess Indemnified Taxes, divided by (II) the twenty (20)-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., in accordance with their respective Pro Rata Shares, severally and not jointly.
Section 6.04Tax Returns.
(a)The Company Entities shall prepare and timely file, or cause to be prepared and timely filed, at the Company Entities’ expense, all Tax Returns required to be filed by the Company Entities that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are shown as due and payable on such Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company Entities (unless otherwise required by Law). The Company Entities shall submit to Parent any income or other material Tax Return (together with schedules, statements and, to the extent requested by Parent, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return for Parent’s review and comment, and the Company Entities shall consider in good faith such changes as are reasonably requested by Parent. The parties shall cooperate in good faith to resolve any dispute regarding all such Tax Returns, and to the extent Parent and

Stockholder Representative are unable to resolve all disputes with respect to any such Tax Return, such items remaining in dispute shall be submitted to the Independent Accountant for resolution in accordance with the provisions of Section 2.17(c)(iii)-(v).
(b)For U.S. federal and applicable state and local income tax purposes, as a result of the Merger, the taxable year of the Company shall end on the Closing Date and the Company shall become a member of the consolidated group of which Parent is the common parent beginning on the date following the Closing Date. Parent shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company Entities that are due after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company Entities (unless otherwise required by Law. Parent shall deliver drafts of all such income Tax Returns to the Stockholder Representative for review no less than thirty (30) days prior to the due date (including extensions) and shall consider Stockholder Representative’s comments in good faith. The parties agree to treat any Transaction Tax Deductions as deductible in the Pre-Closing Tax Period ending on the Closing Date to the extent supported by a “more likely than not” or higher reporting basis. The parties shall cooperate in good faith to resolve any dispute regarding all such Tax Returns, and to the extent Parent and Stockholder Representative are unable to resolve all disputes with respect to any such Tax Return, such items remaining in dispute shall be submitted to the Independent Accountant for resolution in accordance with the provisions of Section 2.17(c)(iii)-(v). Subject to Section 6.05, the preparation and filing of any Tax Return of the Company that does not relate in whole to a Pre-Closing Tax Period shall be exclusively within the control of Parent. Within ten (10) Business Days after payment by Parent of Taxes due with respect to the filing of any such Tax Return that relates to Pre-Closing Tax Periods, Stockholder Representative shall cause to be released to Parent the amount of Taxes shown as due on such Tax Return that are attributable to a Pre-Closing Tax Period (to the extent such Taxes due are not Excluded Taxes) in a manner consistent with the payment of any indemnifiable amounts owed to Parent under Section 6.03.
Section 6.05Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of such Straddle Period ending on the Closing Date for purposes of this Agreement shall be:
(a)in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, in each case, deemed equal to the amount which would be payable if the taxable period ended with the Closing Date; provided that any transactions or events undertaken, or caused to be undertaken, by Parent that are outside the Ordinary Course of Business and occur after the Closing on the Closing Date (other than any transactions or events taken pursuant to this Agreement) will be treated for all purposes under this Agreement as occurring in the portion of the Straddle Period beginning after the Closing Date; and
(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06Contests. Parent shall give prompt written notice to Stockholder Representative (and in all events, within thirty (30) calendar days of the receipt thereof) of the receipt of any written notice by the Surviving Corporation, Parent or any of Parent’s Affiliates (including the other Company Entities), which involves the assertion of any claim, or the commencement of any Action relating to Taxes in respect of which an indemnification claim may be made by any Parent Indemnitee pursuant to this Agreement (a “Tax Claim”); provided, that the failure to comply with such notice provision shall not affect Parent’s right to indemnification hereunder, except to the extent that the Stockholders are materially prejudiced from such failure. Parent shall control the contest or resolution of any Tax Claim; provided, however, that (i) Parent shall provide Stockholder Representative copies of all material written correspondence related to such Tax Claim and otherwise keep Stockholder Representative apprised of all material developments with respect to any Tax Claim, (ii) Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, and (iii) Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative (on behalf of the Stockholders).
Section 6.07Cooperation and Exchange of Information. The Company Entities, Stockholders, and Stockholder Representatives shall use their reasonable best efforts to provide Parent, prior to the Closing Date but effective as of the Closing Date, with customary representations and warranties in form and substance reasonably necessary or appropriate for Parent to comply with Section 2.21 hereof. The Stockholder Representative, the Surviving Corporation and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company Entities. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Surviving Corporation and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Entities for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Entities for any taxable period beginning before the Closing Date, Stockholder Representative, the Surviving Corporation or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
Section 6.08Reserved.
Section 6.09Reserved.

Section 6.10Survival. The provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. Notwithstanding the foregoing, any claim for indemnification by the Parent Indemnitees pursuant to Section 6.03 for Indemnified Taxes, Section 9.02(a) for any breach of a representation contained in Section 3.22, or Section 9.02(b) for any breach of a covenant, undertaking, agreement or obligation contained in this Article VI, to the extent asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to the applicable expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
Section 6.11Precedence. Notwithstanding anything to the contrary in this Agreement, Section 6.06 shall govern with respect to Tax Claims and, to the extent that any obligation or responsibility pursuant to Article IX may conflict with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.
Section 6.12Refunds.
(a)All refunds of federal, state and local income Taxes of a Company Entity received in cash (or by way of a credit to a Post-Closing Tax Period that actually reduces the income Tax liability of a Company Entity in a Post-Closing Tax Period), and in each case attributable to any income Tax Return filed by or with respect to a Company Entity for a Pre-Closing Tax Period (net of any Taxes and any documented, out-of-pocket expenses of Parent or its Affiliates (including the Surviving Corporation) reasonably incurred to obtain such refund and net of any portion of such Tax refund that is attributable (as determined on a with and without basis) to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a Post-Closing Tax Period) (a “Pre-Closing Tax Refund”), shall, subject to the other terms of this Section 6.12, be the property of Stockholders.
(b)Subject to the last proviso of this Section 6.12(b), no later than two (2) years following receipt by Parent or its Affiliates (including the Company Entities) of any Pre-Closing Tax Refund, Parent shall, at its sole option, pay the amount of such Pre-Closing Tax Refund to Stockholders in accordance with their respective Pro Rata Shares by (x) wire transfer of immediately available funds, or (y) issuance of Parent Shares (rounded up to the nearest whole number) equal to the quotient of (A) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (B)) of the Pre-Closing Tax Refund, divided by (B) the twenty (20)-day volume weighted average price of the Parent Shares ending on the day prior to such issuance on the Exchange, as reported by Bloomberg Finance L.P.; provided that, for any such refund, if at the time such Pre-Closing Tax Refund would otherwise be payable to Stockholders pursuant to this Section 6.12, without limiting the applicability of any survival periods or other limitations on Stockholders’ indemnification obligations pursuant to Section 6.03 or Article IX, a Parent Indemnitee has a claim for indemnification for a Loss under Section 6.03 or Article IX, Parent may retain such Pre-Closing Tax Refund, or a portion thereof, in the amount of such

Loss until such claim has been agreed or finally resolved, and Stockholders’ indemnification obligations under Section 6.03 and Article IX with respect to such Loss shall be reduced by the amount of such Pre-Closing Tax Refund retained pursuant to this Section 6.12.
Section 6.13Prohibited Actions. Without the prior written consent of the Stockholder Representative (which shall not be unreasonably withheld, conditioned, or delayed), following the Closing, Parent and its Affiliates (including the Surviving Corporation) shall not, unless otherwise required by applicable Law, (i) amend any previously filed Tax Return of a Company Entity or waive or extend any statute of limitations period in respect of any Tax or Tax Return of the Company Entities for any Pre-Closing Tax Period, (ii) make or change any Tax election of a Company Entity that would have the effect of increasing Taxes owed by a Company Entity for a Pre-Closing Tax Period, (iii) initiate discussions or examinations (including any voluntary disclosure proceedings) with any taxing authority regarding Taxes or Tax Returns of the Company Entities with respect to Pre-Closing Tax Periods, or (iv) cause the Company Entities to enter into any material transaction or take any material action on the Closing Date outside of the Ordinary Course of Business (other than in furtherance of the transactions contemplated herein or any Ancillary Document) that results in material Taxes that would be borne by the Stockholders pursuant to this Agreement. Parent and its Affiliates shall not make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
Section 6.14Cash Limitation. Notwithstanding anything to the contrary in this Agreement, the total amount of any and all cash consideration payable by Parent to or for the benefit of the Stockholders in connection with the Merger (including pursuant to Section 6.12 and any cash payments by Parent in respect of the Dissenting Shares and amounts treated as interest, if any) shall at no time exceed nineteen percent (19%) of the fair market value of the Closing Share Payment (determined in accordance with Treasury Regulations Section 1.368-1(e)) and all other Parent Shares actually issued to the Stockholders as additional consideration in the Merger.
Article VII.
Reserved
Article VIII.
Conditions to Closing
Section 8.01Conditions to Obligations of All Parties. The obligations of each party to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following conditions:
(a)No Governmental Authority of competent jurisdiction shall have commenced, and not terminated or withdrawn, any Action against Parent, Merger Sub or the Company for the purpose of obtaining any Governmental Order that would have the effect of making the consummation of the Merger or the other transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, which is in effect and has the effect of making the consummation of the Merger or the other transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, other than Federal Cannabis Laws.
(c)The Exchange Approval shall have been received and has not been rescinded.
Section 8.02Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or Parent’s waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following additional conditions:
(a)Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.25, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date shall be so true and correct as of such date). The representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06 and Section 3.25 shall be true and correct in all respects (other than de minimis inaccuracy) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).
(b)The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)The Company licenses set forth on Section 8.02(c) of the Disclosure Schedules shall each be valid and in full force and effect, with no material violations having been experienced, noted or recorded, which material violations have not been cured to the satisfaction of Parent in its sole discretion as of the Closing Date, and no Proceeding pending or threatened to revoke or limit such licenses on the Closing Date.
(d)The Requisite Company Vote and Company Board Recommendation shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.
(f)The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).
(g)No holders of any outstanding shares of Company Stock as of immediately prior to the Effective Time shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to the DGCL with respect to such shares of Company Stock.
(h)The Company Entities shall have unrestricted Cash in an amount not less than (i) the Minimum Cash Amount plus (ii) if the amount of the Closing Working Capital as set forth on the Estimated Closing Statement is less than the Target Working Capital by more than $300,000, the amount of such shortfall that is in excess of $300,000.
(i)The Company shall have delivered to Parent (or the Exchange Agent if applicable) a Letter of Transmittal properly completed and duly executed by each Stockholder (other than any Dissenting Shareholders) with respect to all the Shares and delivered to Parent the Written Consent contemplated by Section 5.05(a).
(j)The Company shall have delivered to Parent evidence that the Incentive Plan and the Company Options shall have been terminated consistent with Section 5.13 hereof.
(k)The Third-Party Consents shall have been received in form and substance reasonably satisfactory to Parent, and no such consent, authorization, order and approval shall have been revoked.
(l)The Company or Parent, as applicable, shall have received the Regulatory Consents, and Parent shall have received all required consents, authorizations, orders and approvals from the Governmental Authorities with respect to Parent Cannabis Laws and the State Cannabis Laws referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Parent, and no such consent, authorization, order and approval shall have been revoked.
Section 8.03Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment (or the Company’s waiver, to the extent permitted by Law), at or prior to the Closing, of each of the following additional conditions:
(a)Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01, Section 4.04, and Section 4.06, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material

Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct as of such date). The representations and warranties of Parent and Merger Sub contained in Section 4.01, Section 4.04, and Section 4.06 shall be true and correct in all respects (other than de minimis inaccuracy) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct as of such date).
(b)Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)Parent or Merger Sub shall have delivered each of the closing deliverables set forth in Section 2.03(b).
(d)From the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.
(e)Upon the Closing, Parent shall be treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.
(f)No delisting from the Exchange in respect of the Parent Shares shall have occurred since the date of this Agreement, and Parent shall be, and shall have remained, a reporting issuer (or the equivalent) in good standing under applicable Canadian securities Laws in each jurisdiction in which it is a reporting issuer, shall not be noted in default by any applicable Canadian securities regulator, and no cease trade order, suspension of trading or similar order in respect of any securities of Parent shall have been issued and remain in effect.
Article IX.
Indemnification
Section 9.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.22, Section 3.25, Section 4.01, Section 4.02, Section 4.04, Section 4.06 and Section 4.11 (collectively, the “Fundamental Representations”) shall survive Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to the survival periods specified in Article VI) shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.
Section 9.02Indemnification By Stockholders. From and after the Closing, subject to the other terms and conditions of this Article IX, the Stockholders, severally and not jointly (in accordance with their Pro Rata Shares, provided that, for all breaches or defaults of any individual Stockholder’s representations, warranties, covenants or agreements, the indemnification obligations of each Stockholder to the Parent Indemnitees shall be specific to such Stockholder in breach or default of any such representations, warranties, covenants or agreements), shall indemnify and defend each of Parent and its Affiliates (including the Company Entities) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, ninety-six percent (96%) of any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, the Stockholder Representative or any Stockholder pursuant to this Agreement;
(b)any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by the Company Entities (if before or at the Closing), the Stockholder Representative (if after the Closing), or any Stockholder pursuant to this Agreement or in any certificate or instrument delivered by or on behalf of the Company, the Stockholder Representative or any Stockholder pursuant to this Agreement;
(c)any claim made by any Stockholder relating to such Person’s rights with respect to the Total Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet (and any allocations in respect thereof), except for the avoidance of doubt, any claim relating to the Parent’s failure to comply with its obligations under this Agreement with respect to the payment and/or transfer of Total Merger Consideration to any such Stockholder in accordance with the Consideration Spreadsheet;
(d)any claims of any Stockholder (i) under the Stockholders Agreements or any claims of any Stockholder that the appointment of the Stockholder Representative, or any indemnification or other obligations of such Stockholder under this Agreement or any Ancillary Document, is or was not enforceable against such Stockholder, except for the avoidance of doubt, claims by any such Stockholder that dispute the merit (but not the enforceability) of any such Stockholder obligations or indemnification under this Agreement or any Ancillary Document or (ii) in respect to any matter set forth on Schedule 9.02(d)(ii);
(e)any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares, plus any reasonable expenses incurred by the Parent Indemnitees arising out of the exercise of such appraisal or dissenters’ rights;

(f)any amounts paid or required to be paid by Parent or any of its Affiliates (including the Surviving Corporation) pursuant to Section 5.09;
(g)any Transaction Expenses or Closing Indebtedness to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration;
(h)any pending, threatened, asserted, known or unknown claims, Actions, investigations, demands, or proceedings (i) that arose or accrued prior to the Closing Date and relate to, employment, labor, or workplace practices, including wrongful termination, discrimination, harassment, retaliation, whistleblower, pay equity, leaves of absence, health and safety, workers’ compensation, collective bargaining, the Fair Labor Standards Act and any analogous state/local wage-hour laws, including minimum wage, overtime, meal/rest periods, split shifts, recordkeeping, paystub itemization, waiting-time or PAGA-type penalties (to the extent applicable), any misclassification of employees or independent contractors, immigration/work authorization (including I-9 compliance, E-Verify, visa/work permit status), and any resulting fines, penalties, or debarment, and any failure to comply with the WARN Act (federal or state analogs), or (ii) that arise in connection with the Eaze Technologies, Inc. 7 chapter bankruptcy filing in the Northern District of California bankruptcy court on March 21, 2025 (Case Number:25-30219); or
(i)the respective dissolutions of DPC Denver, LLC or DPM Denver, LLC.
Section 9.03Indemnification By Parent. From and after the Closing, subject to the other terms and conditions of this Article IX, Parent shall indemnify and defend each of the Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement; or
(b)any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.
Section 9.04Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 (and, with respect to Section 9.04(c), Section 6.03) shall be subject to the following limitations and additional provisions:
(a)Except as set forth in Section 9.04(c), Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds an amount equal to $250,000 (the “Deductible”), in which event Stockholders shall be required to pay or be liable for all such Losses in excess of the Deductible. Except as set forth in Section 9.04(c), the aggregate amount of all

Losses for which Stockholders shall be liable pursuant to Section 9.02(a) shall not exceed $5,000,000 (the “Cap”) (except for (i) any Losses related to any inaccuracy in or breach of any Fundamental Representations, which are subject to the limitation set forth in Section 9.04(c), and (ii) any Losses on the part of the Parent Indemnitees claiming indemnification hereunder resulting from Fraud and intentional misconduct, which shall not be subject to the Cap).
(b)Except as set forth in Section 9.04(c), Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Deductible, in which event Parent shall be required to pay or be liable for all such Losses in excess of the Deductible. Except as set forth in Section 9.04(c), the aggregate amount of all Losses for which Parent shall be liable pursuant to Section 9.03(a) shall not exceed the Cap (except for any Losses on the part of a Stockholder Indemnitee claiming indemnification hereunder resulting from Fraud and intentional misconduct, which shall not be subject to the Cap).
(c)Notwithstanding anything to the contrary herein, (i) the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, (ii) the aggregate amount of all Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, for which Stockholders shall be liable pursuant to Section 9.02(a), or for which Parent shall be liable pursuant to Section 9.03(a), shall not exceed one hundred percent (100%) of the Actual Closing Merger Consideration, (iii) except in the case of Fraud or intentional misconduct, in no event shall the Stockholders’ liability pursuant to Article VI and this Article IX exceed the value (as if such amounts were all received as of Closing) of the Actual Closing Merger Consideration that the Stockholders actually receive, and (iv) except in the case of Fraud or intentional misconduct, in no event shall any Stockholder’s liability pursuant to Article VI or this Article IX exceed the value (as if such amounts were all received as of Closing) of its Pro Rata Share of the Actual Closing Merger Consideration that such Stockholder actually received.
(d)For purposes of this Section 9.04, in determining the existence of an inaccuracy in or a breach of any representation or warranty and for purposes of calculating the amount of any Losses with respect to any inaccuracy in or breach of any representation or warranty, except with respect to Section 3.08(a) and Section 4.08, such determinations and calculations shall be made without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e)Any indemnification payment required under this Article IX shall be adjusted for the amount of any Losses that are actually recovered from any insurance proceeds (net of cost of enforcement and collection of insurance proceeds and deductibles and increases in insurance premiums) and any indemnity, contribution or similar payment received by the Indemnified Party in respect of any such Losses. Each party shall use commercially reasonable efforts to assert a claim where coverage for such claim may be available pursuant to applicable existing insurance policies; provided, that neither Parent Indemnitees nor Stockholder Indemnitees will have any obligation to have any claims under such insurance policies finally resolved prior to making a claim for indemnification hereunder.

(f)No party shall be entitled to (i) double recovery for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or (ii) recover any Excluded Taxes or, without duplication, any amounts to the extent such amounts were treated as liabilities or were otherwise specifically taken into account in computing the Total Merger Consideration.
(g)Nothing in this Agreement is intended to limit any obligation under applicable Law with respect to mitigation of damages.
(h)Without limitation of Section 9.10, the parties hereto agree that, except in the case of Fraud or intentional misconduct by a Stockholder, which such Stockholder shall be solely liable for, from and after the Closing, no Stockholder (in their role as such) shall have any liability to any Parent Indemnitee beyond the offset, release (including from escrow) and/or transfer of Parent Shares to Parent in accordance with this Article IX or Section 6.03 or any other applicable provision of this Agreement and no Stockholder will have any obligation to pay Parent any Cash.
(i)For the avoidance of doubt, in addition to the other limitations provided for in this Section 9.04, the Stockholders’ collective liability for indemnification of Losses under Section 9.02 shall be limited to ninety-six percent (96%) of any such Losses.
Section 9.05Indemnification Procedures. The party making a claim under this Article IX (whether Parent or, collectively, the Stockholders is referred to as the “Indemnified Party”), and the party against whom such claims are asserted under this Article IX (whether Parent or, collectively, the Stockholders is referred to as the “Indemnifying Party”). For purposes of this Section 9.05, if the Stockholders, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to the Stockholder Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement (or a Stockholder) or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, written notice shall promptly be given (but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim) to the Stockholder Representative if the Third Party Claim is being made or brought against a Parent Indemnitee, and to Parent if the Third Party Claim is being made or brought against a Stockholder Indemnitee. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise adversely impacted thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party

Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (w) for which the Indemnified Party has been reasonably advised by counsel that there exists a reasonable likelihood of a conflict of interest between the Indemnified Party and the Indemnifying Party, (x) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company Entities, (y) that seeks an injunction or other equitable relief against the Indemnified Parties or (z) that is with respect to a criminal action against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if the Indemnified Party has been reasonably advised by counsel that (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable and documented fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to (or is not permitted to, as set forth above) assume the defense of, compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, settle and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially and adversely impacted thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim.
Section 9.06Setoff. Without limiting any other provision of this Article IX or any rights of setoff or other similar rights that an Indemnified Party may have at common law, (i) Parent will have the right to set-off, withhold and deduct, in accordance with this Section 9.06, from any payment of any Earn-Out Amount due to a Stockholder hereunder, such Stockholder’s Pro Rata Share of any Losses determined, by final, non-appealable adjudication to be owed by such Stockholder to a Parent Indemnitee pursuant to such Parent Indemnitee’s right to indemnification set forth in Article VI or this Article IX (or to which the Stockholder Representative otherwise acknowledges is agreed to as an indemnifiable Loss, and Stockholder Representative will be deemed to agree to indemnifiable Losses in respect of any Third Party Claim for which Stockholder Representative has assumed the defense as an Indemnifying Party (provided for the avoidance of doubt that in the event a Third Party Claim involves more than one Claim and Stockholder Representative assumes the defense of one such Claim but objects to any other Claim, the Stockholder’s assumption of the defense of the agreed upon Third Party Claim shall not be deemed to be an acceptance by the Stockholder Representative that the Claim objected to is an indemnifiable Loss); provided that Parent may set-off, withhold and deduct from any Earn-Out Amount any Losses or other amounts actually suffered or paid by Parent, the Surviving Corporation, or any Parent Indemnitee to (a) a D&O Indemnified Party in respect of a D&O Claim (including any payments or reimbursements in respect of any such D&O Indemnified Party’s fees or expenses in connection with any such D&O Claim) indemnifiable under Section 9.02(f) and (b) any Person in respect of any of the matters that are indemnifiable by the Stockholders as set forth in Section 9.02(c), (d) or (e), and the Stockholders and the Stockholder Representative will be deemed to accept the foregoing set-offs, withholdings, or deductions, set forth in (a) and (b) above, in each case subject in all respects to the applicable limitations and other provisions set forth herein, including (as applicable), Section 5.09, Article VI and this Article IX, and (ii) with respect to any matters for which the foregoing clause (i) does not apply, to the extent that a Parent Indemnitee suffers Losses or incurs any other amounts to which a Parent Indemnitee reasonably believes such Parent Indemnitee is entitled to indemnification under Article VI or this Article IX, Parent shall be entitled to submit (on behalf of the Parent Indemnitee) a notice of such good faith claim (each, a “Set-Off Claim”) thereof to Stockholder Representative. Any Set-Off Claim shall be resolved in accordance with the procedures set forth in Article VI or this Article IX, as applicable, depending on the nature of the underlying claim; provided that in the event that Parent is unable to resolve any timely objections made by the Stockholder Representative to such Set-Off Claim within thirty (30) days following the delivery of the notice of such Set-Off Claim, then Parent or the applicable Parent Indemnitee may seek judicial determination of such claim and upon a final, non-appealable determination of such Set-Off Claim (or upon agreement of the Stockholder Representative), may set-off, withhold, and deduct such agreed upon or finally determined Losses against the Earn-Out Amount. For the avoidance of doubt, (a) Parent may hold back and delay the issuance and delivery of any Earn-Out Shares in respect of any Earn-Out Amount that is subject to a Set-Off Claim pending determination thereof (or agreement of the Stockholder Representative) pursuant to subsection (ii) of the previous sentence, and (b) Parent shall issue and deliver to the applicable Stockholders any Earn-Out Shares in respect of any Earn-Out Amounts (i) that are not subject to a Set-Off Claim pursuant to and in accordance with the terms and conditions of this Agreement, and (ii) that are subject to a Set-Off Claim that are determined to be issuable to such Stockholders promptly following their determination pursuant to subsection (ii) of the previous sentence.
Section 9.07Payments; Recovery.
(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or such final, non-appealable adjudication by the methods set forth in Section 9.07(b)). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from the expiration of such fifteen (15) Business Day period at a rate per annum equal to the lesser of (1) the Prime Rate then in effect plus two percent (2%) per annum, or (2) ten percent (10%) per annum. Such interest shall be non-compounding and calculated daily on the basis of a 365 day year and the actual number of days elapsed.
(b)Without limitation of Section 9.06, any Losses determined to be payable to a Parent Indemnitee pursuant to Article IX shall be satisfied as follows: (i) Parent and the Stockholder Representative directing the Escrow Agent to release to Parent an aggregate number of Escrow Shares (rounded down to the nearest whole share) equal to the quotient of (A) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (B)) of such amounts, divided by (B) the twenty (20)-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., with any further excess of the amount of Losses over the then-remaining Escrow Shares to be paid by (ii) the Stockholders transferring to Parent a number of Parent Shares (rounded down to the nearest whole share) equal to the quotient of (I) the Canadian dollar equivalent (based on the average exchange rate posted by the Bank of Canada as of the end of each trading day during the period described in the following clause (II)) of such remaining excess, divided by (II) the twenty (20)-day volume weighted average price of the Parent Shares ending on the day prior to such release on the Exchange), as reported by Bloomberg Finance L.P., in accordance with their respective Pro Rata Shares, severally and not jointly.
Section 9.08Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, the parties agree to treat all payments made under this Article IX, or under any other indemnity provision contained in this Agreement, as adjustments to the Total Merger Consideration for all Tax purposes.
Section 9.09Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.
Section 9.10Exclusive Remedies. Subject to Section 2.17, Section 2.19, Section 11.01 and Section 11.12, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in Article VI and this Article IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud or intentional misconduct.
Article X.
Termination
Section 10.01Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of the Company and Parent;
(b)by Parent by written notice to the Company if:
(i)neither Parent nor Merger Sub is then in material breach of any provision of this Agreement such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.02(a) or Section 8.02(b) and, to the extent curable, such breach, inaccuracy or failure has not been cured by the Company within thirty (30) days of the Company’s receipt of written notice of such breach from Parent;
(ii)the Closing shall not have occurred by the date that is twelve (12) months from the date hereof (the “Outside Closing Date”); provided, that the right of Parent to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to Parent if Parent’s failure to perform or comply with any of its covenants or agreements hereof in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Closing Date; or

(iii)within two (2) Business Days following the execution and delivery of this Agreement by all of the parties hereto, the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Company Vote;
(c)by the Company by written notice to Parent if:
(i)the Company is not then in material breach of any provision of this Agreement such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.03(a) or Section 8.03(b) and, to the extent curable, such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within thirty (30) days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or
(ii)the Closing shall not have occurred by the Outside Closing Date; provided, that the right of the Company to terminate this Agreement under this Section 10.01(c)(ii) shall not be available to the Company if the Company’s failure to perform or comply with any of its covenants or agreements hereof in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Closing Date; or
(d)by Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order after the date of this Agreement, or any Law shall have been enacted or promulgated after the date of this Agreement, in each case, which is in effect and has the effect of making the consummation of the Merger or the other transactions contemplated by this Agreement illegal (other than Federal Cannabis Laws), otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and in the case of a Governmental Order, such Governmental Order shall have become final and non-appealable.
Section 10.02Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)as set forth in this Article X and Article XI hereof, which shall survive such termination; and
(b)nothing in this Section 10.02 shall relieve any party hereto from liability or damages to the extent such liabilities or damages were the result of Fraud, intentional misconduct or intentional breach of such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

Article XI.
Miscellaneous
Section 11.01Stockholder Representative.
(a)By approving this Agreement and the transactions contemplated hereby, by executing and delivering a Letter of Transmittal and/or the Stockholder Consent or Written Consent or by receiving the benefits under this Agreement, including any consideration payable hereunder, each Stockholder shall be deemed to have irrevocably authorized and appointed Stockholder Representative as of the Closing as such Person’s agent, proxy, representative and attorney-in-fact to act on behalf of such Person and their successors and assigns for all purposes in connection with this Agreement and any related agreements, including to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative, in its sole judgment and as it may deem to be in the best interests of the Stockholders, pursuant to this Agreement, including the exercise of the power to:
(i)give and receive notices and communications;
(ii)agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17 and Section 2.19;
(iii)agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent or a Parent Indemnitee pursuant to Article VI and Article IX;
(iv)litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article IX;
(v)execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;
(vi)make all elections or decisions contemplated by this Agreement and any Ancillary Document;
(vii)engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and
(viii)take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing or any other matters related to or arising from this Agreement or any Ancillary Document.

After the Closing, Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article VI and Article IX but excluding matters regarding payment of any amounts owed directly by any Stockholder to Parent or any Parent Indemnitee) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any

Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. After the Closing, notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more of the Stockholders, or by operation of Law, whether by death or other event.

(b)The Stockholder Representative, by its signature below, agrees to serve in the capacities described in this Section 11.01 as of the Closing. The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the holders (or former holders, if after Closing) of a majority of the Company Preferred Stock on an as-converted basis (the “Majority Holders”); provided that in no event shall Stockholder Representative be removed by the Majority Holders without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.01(a) above.
(c)The Stockholder Representative shall not be liable to the Stockholders for actions taken or omitted to be taken in connection with to this Agreement or any Ancillary Document, and each Stockholder forever voluntarily releases and discharges the Stockholder Representative, its representatives, successors and assigns, from any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholder Representative in connection with this Agreement or any Ancillary Document, as may be amended, except to the extent such actions by the Stockholder Representative shall have been determined by a court of competent jurisdiction to have constituted Fraud or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether known or unknown, anticipated or unanticipated, arising out of or in connection with this Agreement or any Ancillary Document, as may be amended (the “Representative Losses”), in each case as such

Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the Fraud or willful misconduct of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such Fraud or willful misconduct. The Representative Losses may be recovered by the Stockholder Representative from any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.
Section 11.02Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company (with, in the case of the Company, such amounts owed by the Company to be included as Transaction Expenses) shall be equally responsible for all filing and other similar fees payable in connection with the filings or submissions with any Regulator (including in respect of any Cannabis Consents).
Section 11.03Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (without receipt of any transmission error notice) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):
If to the Company:	Eaze Inc.

2467 Sheridan Blvd, Suite A
Edgewater, CO 80214
Attention: Cory Azzalino
Email: cazzalino@eaze.com

with a copy to (which shall not constitute notice):

Feuerstein Kulick LLP
420 Lexington Ave., Suite 2024
New York, NY 10170
Attention: Bryan Meltzer
Email: bryan@dfmklaw.com

If to Stockholder Representative:	FoundersJT LLC c/o Eaze Inc. Attention: Cory Azzalino Email: cazzalino@eaze.com
If to Parent or Merger Sub:	Vireo Growth Inc. 209 South 9th St. Minneapolis, Minnesota 55402 Attention: Sean Apfelbaum, General Counsel

E-mail: seanapfelbaum@vireohealth.com

with a copy to (which shall not constitute notice):

Eversheds Sutherland (US) LLP
227 W. Monroe St., Suite 6000
Chicago, IL 60606
Attention: Craig T. Alcorn
e-mail: craigalcorn@eversheds-sutherland.com

Section 11.04Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 11.05Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.07Entire Agreement. This Agreement and the Ancillary Documents (together with any confidentiality agreement agreed upon by the parties in connection with the transactions contemplated hereby) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.08Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 11.09No Third-party Beneficiaries. Except as provided in Section 5.09, Section 6.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.10Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub, the Stockholder Representative (only to the extent such amendment affects any duties, obligations, liability, or indemnities of the Stockholder Representative) and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived, if before the Closing, by the Company, or, if after the Closing, by the Stockholder Representative (with respect to any failure by Parent or Merger Sub), or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MUST BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).
Section 11.12Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, in each case without the necessity of posting any bond or similar requirement in respect thereof (which each party hereby waives).

Section 11.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.14Federal Cannabis Laws. THE PARTIES AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS AGREEMENT WITH ANY FEDERAL CANNABIS LAWS. NO PARTY SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NON-COMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE CANADIAN OR STATE LAW AS DETERMINED IN ACCORDANCE WITH THE ACT OR BY A REGULATOR OR ANY OTHER GOVERNMENTAL AUTHORITY.
Section 11.15Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory due diligence, disclosure and compliance by the parties hereto, including requirements that the parties take no action in violation of either any State Cannabis Laws (together with all related rules and regulations thereunder, and any amendment or replacement act, rules, or regulations, including as applicable, the Colorado Marijuana Code and implementing regulations, the California Medicinal and Adult-Use Cannabis Regulation and Safety Act and implementing regulations, and Florida’s medical marijuana statutory and regulatory framework, in each case, as amended, and the rules, policies, bulletins, guidance, interpretations, and enforcement positions adopted by the state cannabis licensing Governmental Authorities with authority to regulate any cannabis operation (or proposed operation), collectively, the “Act”) or the guidance, instruction, order, directive, or determination of the state cannabis Governmental Authorities and any other Governmental Authority with overlapping jurisdiction. The parties acknowledge and understand that the Act and/or the requirements of Governmental Authorities are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. Notwithstanding anything herein to the contrary, if necessary or desirable to comply with the requirements of the Act and/or any Governmental Authority, the parties hereby agree to (and to cause their respective controlled Affiliates and controlled Representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and  each Governmental Authority, including negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or Governmental Authority. In furtherance, not in limitation of the foregoing, the parties further agree to cooperate with Governmental Authorities and each other to promptly respond to and resolve any informational requests, supplemental disclosure requirements, or other correspondence the Governmental Authority and, to the extent permitted by Governmental Authorities, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence. Notwithstanding anything to the contrary and for the avoidance of doubt, for purposes of this Section 11.15, the terms “party” and “parties” shall not include the Stockholder Representative.
Section 11.16Privileged Matters.
(a)Each of the parties hereby agrees, on its own behalf and on behalf of its directors, officers, stockholders, employees, agents and Affiliates, that Feuerstein Kulick LLP, Katten Muchin Rosenman LLP and DLA Piper (Canada) LLP (each and collectively, “Counsel”) may serve as counsel to the Stockholders, Stockholder Representative, and their Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any successor) may serve as counsel to Seller Group, or any director, officer, stockholder, manager, member, partner, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation. In connection with any representation of the Company expressly permitted pursuant to the prior sentence, Parent and Merger Sub hereby irrevocably waive and agree not to assert, and agree to cause the Surviving Corporation and their Affiliates to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) Counsel’s prior representation of the Company, and (ii) Counsel’s representation of Seller Group prior to and after the Closing. As to any privileged attorney-client communications between Counsel and the Seller Group, Counsel and the Company, or between Counsel and the Company’s Affiliates prior to the Closing (collectively, the “Privileged Communications”), Parent, Merger Sub and the Surviving Corporation, together with any of their respective Affiliates, subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing.
(b)Parent and Merger Sub further agree on their behalf and, after the Closing, on behalf of the Surviving Corporation, and any of their respective Affiliates, subsidiaries, successors or assigns, that all privileged communications in any form or format whatsoever between or among Counsel, on the one hand, and the Company, Seller Group, or any of their respective directors, officers, stockholders, employees or other agents, representatives or Affiliates, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or Seller Group, or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Seller Group, shall be controlled by Seller Group and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, subsidiaries, successors or assigns. Parent and Merger Sub agree that they will not, and that they will cause the Surviving Corporation, and their respective Affiliates, subsidiaries, successors or assigns, not to, (i) access or use the Privileged Deal Communications, (ii) seek to have Seller Group waive the attorney client privilege or any other privilege, or otherwise assert that Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, subsidiaries, successors or assigns, has the right to waive the attorney client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications from Seller Group or Counsel.
(c)Parent and Merger Sub further agree, on their behalf and, after the Closing, on behalf of the Surviving Corporation, and any of their respective Affiliates, subsidiaries, successors or assigns, that all communications in any form or format whatsoever between or among any of Counsel, the Company, Seller Group, or any of their respective directors, officers, stockholders, employees or other agents, representatives or Affiliates that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or Seller Group, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Seller Group, shall be controlled by Seller Group and ownership thereof shall not pass to or be claimed by Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, subsidiaries, successors or assigns.
(d)Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, the Surviving Corporation, or any of their respective Affiliates, subsidiaries, successors or assigns, on the one hand, and a third party other than Seller Group, on the other hand, then Parent, Merger Sub, the Surviving Corporation, and their respective Affiliates, subsidiaries, successors and assigns, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates in any way to this Agreement or the transactions contemplated hereby, none of Parent, Merger Sub, the Surviving Corporation, nor their respective Affiliates, subsidiaries, successors or assigns, may waive such privilege without the prior written consent of Stockholder Representative. If Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, subsidiaries, successors or assigns, is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Parent shall promptly notify Stockholder Representative in writing (including by making specific reference to this Section 11.16) so that Seller Group can seek at Seller Group’s sole cost and expense, a protective order, and Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, subsidiaries, successors or assigns, agree to use all commercially reasonable efforts to assist therewith.
Section 11.17Disclosure Schedule.  All representations and warranties of the Company in this Agreement are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Parent concurrently herewith and identified as the “Company Disclosure Schedule.”  Any disclosure in any particular Schedule delivered pursuant to this Agreement (including the listing of a document or item in any Schedule or the inclusion of a copy thereof in such Schedule) will be adequate to disclose an exception to a representation or warranty in any other sections of such party’s representations and warranties in this Agreement so long as the applicability of such disclosure to the other representations and warranties is readily apparent on its face without independent knowledge or investigation by the recipient.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

EAZE INC.

By:
Name: Cory Azzalino
Title: Chief Executive Officer

PARENT:

VIREO GROWTH INC.

By:
Name: John Mazarakis
Title: Chief Executive Officer

MERGER SUB:

SIMPLE MERGER SUB INC.

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

FOUNDERSJT LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

53981459.15

Exhibit A

Specific Accounting Principles

With respect to the calculation of Closing Working Capital, the parties shall follow the reference example set forth below.

Consolidated (Sum of the Business Units)									
	Include in WC?	Zero Target?	30-Jun-25	31-Jul-25	31-Aug-25	30-Sep-25	31-Oct-25	30-Nov-25	Target	
Current Assets and Current Liabilities as per Balance Sheet										
Accounts Receivable			**$2,207,425**	**$2,039,574**	**$1,988,832**	**$1,849,603**	**$2,018,437**	**$2,150,756**	**$2,006,265**	
110000 Accounts Receivable	Y	N	$2,067,481	$1,901,667	$1,837,973	$1,719,936	$1,864,956	$2,008,036	$1,864,309	
111100 Accounts Receivable Allowance	Y	N	–	–	–	–	–	–	–	
112000 Other Accounts Receivable	Y	N	$139,944	$137,907	$150,859	$129,667	$153,481	$142,721	$141,956	
Inventory			**$6,421,437**	**$5,980,672**	**$5,464,354**	**$5,809,905**	**$5,972,183**	**$5,149,619**	**$5,643,902**	
120000 <Inventory>	Y	N	$3,475,838	$3,033,957	$2,811,988	$2,935,108	$2,912,612	$2,366,275	$2,737,998	
120100 Retail Inventory	Y	N	$359,165	$403,269	$365,965	$376,653	$375,246	$325,430	$359,110	
120200 Delivery Inventory	Y	N	$2,264,340	$2,354,891	$1,971,987	$2,131,119	$2,312,767	$1,624,045	$2,022,644	
121000 <Production & Distribution Inventory>	N	N	–	–	–	–	–	–	–	
121180 <WIP Inventory>	N	N	–	–	–	–	–	–	–	
121181 WIP Bulk Flower	N	N	–	–	–	–	–	–	–	
121182 WIP Processed Cannabis	N	N	–	–	–	–	–	–	–	
122000 GRIR 2	Y	N	–	–	–	–	–	$344,979	$114,993	
120300 Eaze Bags	N	N	–	–	–	–	–	–	–	
120400 Finished Goods Inventory	N	N	–	–	–	–	–	–	–	
121100 <Production & Distribution Inventory>	N	N	–	–	–	–	–	–	–	
121110 <Distribution Inventory>	Y	N	–	–	–	–	–	–	–	
121111 3P Inventory	Y	N	–	–	–	–	–	–	–	
121200 <Production & Distribution Inventory (Kush)>	N	N	–	–	–	–	–	–	–	
121210 <Distribution Inventory (Kush)>	Y	N	–	–	–	–	–	–	–	
121212 Distribtuion Finished Units	Y	N	$322,094	$188,555	$314,414	$367,025	$371,558	$488,891	$409,158	
121183 Packaging and Hardware	N	N	–	–	–	–	–	–	–	
Prepaids			**$919,713**	**$1,210,966**	**$1,101,605**	**$1,126,859**	**$927,528**	**$847,946**	**$967,444**	
Other Current Assets			–	–	–	–	–	–	–	
140000 <Other Current Asset>	Y	N	–	–	–	–	–	–	–	
142000 <Notes Receivable>	Y	N	–	–	–	–	–	–	–	
145000 Vendor Overpayments	Y	N	–	–	–	–	–	–	–	
999112 Undeposited Funds	Y	N	–	–	–	–	–	–	–	
999104 Reconciliation Discrepancies	N	N	–	–	–	–	–	–	–	
Total Current Assets			**$9,548,575**	**$9,231,212**	**$8,554,791**	**$8,786,366**	**$8,918,148**	**$8,148,322**	**$8,617,612**	
Accounts Payable			**$6,633,178**	**$7,301,038**	**$7,061,100**	**$7,950,375**	**$7,258,227**	**$8,157,552**	**$7,788,718**	
Accounts Payable	Y	N	–	–	–	–	–	–	–	
200000 Accounts Payable	Y	N	$6,633,178	$7,301,038	$7,057,125	$7,950,375	$7,258,227	$8,157,552	$7,788,718	
200101 Accounts Payable - Other	Y	N	–	–	$3,975	–	–	–	–	
Accrued Expenses			**$3,371,963**	**$2,604,466**	**$2,216,799**	**$1,951,723**	**$2,581,169**	**$2,436,108**	**$2,323,000**	
240000 <Accrued Expenses>	Y	N	–	–	–	–	–	–	–	
240100 Accrued Legal Expenses	Y	Y	–	–	–	–	–	–	–	
240200 Accrued Advertising Expenses	Y	N	–	–	–	–	–	–	–	
240400 Accrued Public Policy Expenses	Y	N	–	–	–	–	–	–	–	
240500 Accrued Engineering Expenses	Y	N	–	–	–	–	–	–	–	
241000 <Accrued Other>	Y	N	$2,241,414	$1,731,160	$1,355,068	$883,966	$1,305,669	$966,474	$1,052,037	
241300 Accrued Settlements	Y	Y	–	–	–	–	–	–	–	
241000 Accrued Other	Y	N	$1,128,311	$871,780	$860,824	$1,067,690	$1,275,500	$1,469,634	$1,270,941	
241310 Accrued Interest Expenses	Y	N	$2,238	$1,526	$907	$66	–	–	$22	
241300 Accrued Legal Settlements	Y	Y	–	–	–	–	–	–	–	
Accrued Payroll			**$2,282,064**	**$1,370,994**	**$1,942,285**	**$2,216,232**	**$2,041,678**	**$2,182,584**	**$929,449**	**<-- One week of Payroll Accrual**
Other Current Liabilities			–	**$4,119**	**$25,791**	**$25,791**	–	–	**$8,597**	
260000 Other Current Liability	Y	N	–	$4,119	$25,791	$25,791	–	–	$8,597	
260300 Deferred Revenue Current	Y	N	–	–	–	–	–	–	–	
260400 Accrued Loyalty Rewards	N	N	–	–	–	–	–	–	–	
Total Current Liabilities			**$12,287,205**	**$11,280,617**	**$11,245,974**	**$12,144,121**	**$11,881,075**	**$12,776,244**	**$11,049,763**

B-1

Exhibit B

Form of Adjusted EBITDA Worksheet

Adjusted EBITDA Worksheet
Consolidated Net Income / (Loss)	$[●]	(a)
(+) Interest Expense	$[●]	(b)(i)
(+) Income Taxes (Excluding Property Taxes, Sales and Excise Taxes)	$[●]	(b)(ii)
(+) Depreciation and Amortization	$[●]	(b)(iii)
(+) Intercompany / Corporate Costs[1]	$[●]	(b)(iv)
(+) Loss on Disposal of Assets	$[●]	(b)(v)
(+) Non-cash Write-down of Assets	$[●]	(b)(vi)
(+) Stock-Based Compensation Expenses and Transaction Expenses[2]	$[●]	(b)(vii)
(-) Cash Payments Including Interest Expenses for Rent and/or Leases not Otherwise Expensed in Operating Expenses or Cost of Goods Sold	$[●]	(c)
(-) Cash Payments for Capitalized Software Costs not Otherwise Expensed in in Operating Expenses or Cost of Goods Sold	$[●]	(d)
(-) Interest Income	$[●]	(e)(i)
(-) Gain on Disposal of Assets	$[●]	(e)(ii)
(-) Non-cash Write-up of Assets	$[●]	(e)(iii)

1 Subject to the condition that the items creating such costs, expenses, allocations or similar items were not requested or consented to by the Company Entities or if such items were allocated or incurred otherwise not consistent with or in compliance with Section 2.19(d).

2 Capitalized Software Costs shall mean all costs including but not limited to wages, salaries and compensations for internally developed software and technology.

B-1

Exhibit C

Form of Closing Merger Consideration Worksheet

Closing Merger Consideration
Base Consideration	$47,040,000
(+) Closing Cash	$3,000,000
(‒) Pre-Closing Taxes	$[●]
(‒) Closing Indebtedness	$[●]
(‒) Unpaid Transaction Expenses	$[●]
(+ or ‒) Working Capital Adjustment	$[●]
(=) Estimated Closing Merger Consideration	$[●]
(+) Share Price	$0.56
(=) Estimated Share Issuance	[●]

C-1

Exhibit D

Historical Accounting Principles Exceptions

None.

F-1

Exhibit E

Payoff Indebtedness

All of the issued and outstanding principal and accrued and unpaid interest under that certain Note Purchase and Security Agreement by and between Eaze Inc. (and each of its subsidiaries), and FoundersJT LLC, dated June 27, 2025

F-1

Exhibit F

Form of Lock-Up Letter

F-1

Exhibit G

Form of Investor Rights Agreement

L-1

Exhibit H

Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

L-1

Exhibit I

Form of Letter of Transmittal

L-1

Exhibit J

Inventory Accounting Principles

Inventory is comprised of cannabis work-in-process, cannabis finished goods and other inventory. Work-in-process inventory includes cannabis plants, bulk harvested material, and various bulk oils and extracts. Finished goods include packaged flower and extracts. Other inventory includes product packaging, hemp derived CBD, apparel, and paraphernalia.

Inventory cost includes pre-harvest, post-harvest and shipment and fulfillment, as well as related accessories. Pre-harvest costs include labor and direct materials to grow cannabis, which includes water, electricity, nutrients, integrated pest management, growing supplies and allocated overhead. Post-harvest costs include costs associated with drying, trimming, blending, extraction, purification, quality testing and allocated overhead. Shipment and fulfillment costs include the costs of packaging, labelling, courier services and allocated overhead.

Inventory is stated at the lower of cost or net realizable value, determined using either the weighted average cost inventory valuation methodology or the First-In-First-Out inventory valuation methodology. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. At the end of each reporting period, the Company performs an assessment of inventory and record write-downs for excess and obsolete inventories based on the Company’s estimated forecast of product demand, production requirements, market conditions, regulatory environment, and spoilage.  For purposes of determination of the Target Working Capital and Closing Working Capital, all Inventory in or held by Florida locations will be excluded.

All production facilities will undergo a full wall-to-wall physical inventory count within one day of Closing Date. Inventory counts at retail locations will also be performed within one day of Closing Date. While not all the inventory at all retail locations will be counted, management will conduct a full count of inventory at a randomly sampled set of locations; provided that any such review shall consist of sampling that is reasonable based on the Company Entities’ available resources and personnel. The counts are to be conducted under controlled conditions, quantities are recorded on pre-numbered count sheets or digital devices, and discrepancies are investigated and resolved before finalization.

L-1